                                                                  Exhibit 10.44

                         AGREEMENT AND PLAN OF MERGER
                                 BY AND AMONG
                         SHOPRITE OF PENNINGTON, INC.,
                            BVNJ PARTNERSHIP, L.P.,
                           BIG V SUPERMARKETS, INC.
                                      AND
               THE STOCKHOLDERS OF SHOPRITE OF PENNINGTON, INC.

                               November 12, 1999
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                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----
ARTICLE I....................................................................1
  1.1  Definitions...........................................................1
ARTICLE II...................................................................8
  2.1  The Merger............................................................8
  2.2  Consideration.........................................................8
  2.3  Control of Assets and Liabilities.....................................9
  2.4  Time and Place of Closing............................................10
  2.5  Deliveries by the Stockholders.......................................10
  2.6  Designation of Stockholders' Agent...................................10
  2.7  Indemnification of Stockholders' Agent...............................10
  2.8  Closing Balance Sheet................................................11
  2.9  Post-Closing Adjustment to the Merger Consideration re:
         Net Working Capital ...............................................12
  2.10 Escrow Accounts......................................................12
  2.11 Exchange of Certificates.............................................13
  2.12 Stock Transfer Books.................................................14
  2.13 No Further Ownership Rights in Company Capital Stock.................14
  2.14 Allocation of Merger Consideration...................................14
ARTICLE III.................................................................15
  3.1  Organization and Qualification.......................................15
  3.2  Authority; No Violation..............................................15
  3.3  Capitalization.......................................................16
  3.4  Subsidiaries; Investments............................................16
  3.5  Financial Statements.................................................16
  3.6  Absence of Undisclosed Liabilities...................................16
  3.7  Absence of Certain Changes...........................................16
  3.8  Listing of Accounts Payable..........................................18
  3.9  Title to Assets; Condition of Assets.................................18
  3.10 Real Estate..........................................................18
  3.11 Accounts Receivable..................................................19
  3.12 Inventories..........................................................20
  3.13 Intellectual Property................................................20
  3.14 Contracts............................................................20
  3.15 Customers and Suppliers..............................................21
  3.16 Compliance with Laws.................................................22
  3.17 Taxes................................................................22
  3.18 Employee Benefit Plans...............................................25
  3.19  Environmental Matters...............................................28
  3.20 Employees............................................................30
  3.21 Litigation...........................................................30
  3.22 Insurance............................................................31

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  3.23 Company Products.....................................................31
  3.24 Powers of Attorney...................................................31
  3.25 Brokers..............................................................32
  3.26 Burdensome Agreements................................................32
  3.27 Records and Books....................................................32
  3.28 Transactions with Interested Persons.................................32
  3.29 Bank Accounts........................................................32
  3.30 Copies of Documents..................................................32
  3.31 Disclosure of Material Information...................................32
ARTICLE IV..................................................................33
  4.1  Organization and Qualification.......................................33
  4.2  Authority; No Violation..............................................33
  4.3  Brokers..............................................................33
  4.4  Financing Commitment.................................................33
  4.5  Concerning the Merger Sub............................................34
  4.6  Sophistication:  Investment Intent...................................34
  4.7  Availability of Documents............................................34
  4.8  Unregistered Shares..................................................35
  4.9  Opportunity to Discuss terms.........................................35
  4.10 Representations of Company and Stockholders Unaffected...............35
ARTICLE V...................................................................35
  5.1  Covenants of the Company.............................................35
  5.2  Covenants of the Company and Each Stockholder........................37
  5.3  Covenants of Each Stockholder........................................38
  5.4  Covenants of Merger Sub and Parent...................................38
ARTICLE VI..................................................................39
  6.1  Conditions to Obligations of Merger Sub and Parent...................39
  6.2  Conditions to Obligations of the Company and the Stockholders........43
ARTICLE VII.................................................................44
  7.1  Termination of Agreement.............................................44
  7.2  Effect of Termination and Right to Proceed...........................45
ARTICLE VIII................................................................45
  8.1  Survival of Representations and Warranties...........................45
  8.2  Indemnification by Stockholders......................................46
  8.3  Indemnification by Parent and Merger Sub.............................47
  8.4  Notice and Opportunity to Defend.....................................47
  8.5  Contribution.........................................................48
  8.6  Right of Set-Off.....................................................48
  8.7  Unconditionality of Stockholders' Liability..........................48
  8.8  Adjustment for Insurance and Taxes...................................48
ARTICLE IX..................................................................49
  9.1  Pennington Land......................................................49
  9.2  Consultation Regarding Parent's Plans for Current Employees..........49

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ARTICLE X...................................................................50
 10.1  Fees and Expenses....................................................50
 10.2  Publicity and Disclosures............................................50
 10.3  Notices..............................................................50
 10.4  Successors and Assigns...............................................51
 10.5  Descriptive Headings.................................................51
 10.6  Counterparts.........................................................51
 10.7  Severability.........................................................51
 10.8  Attorneys' Fees......................................................52
 10.9  Course of Dealing....................................................52
 10.10 Third Parties........................................................52
 10.11 Tax Matters..........................................................52
 10.12 Waivers and Consents; Amendments.....................................56
 10.13 Variations in Pronouns...............................................57
 10.14 WAIVER OF JURY TRIAL.................................................57
 10.15 Governing Law........................................................57
 10.16 Entire Agreement.....................................................58

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                               Table of Exhibits

Exhibit A     Listing of Stockholders and Shares Held
Exhibit B     Form of Stockholder Note
Exhibit C-1   Form of Escrow Agreement
Exhibit C-2   Second Escrow Agreement
Exhibit D     Form of Non-Competition Agreements
Exhibit E     Form of Consulting Agreements
Exhibit F     Form of Opinion of Stockholders' and Company's Counsel
Exhibit G-1   Form of Opinion of Parent/Merger Sub's Special Counsel
Exhibit G-2   Form of Opinion of Parent/Merger Sub's Special Counsel
Exhibit H     Merger Certificate

                              Table of Schedules

Schedule 3.1            Qualification
Schedule 3.3            Capitalization
Schedule 3.4            Subsidiaries
Schedule 3.5            Financial Statements
Schedule 3.6            Liabilities
Schedule 3.7            Changes
Schedule 3.8            Payables
Schedule 3.10(b)        Leased Real Property
Schedule 3.11           Accounts Receivables
Schedule 3.12           Inventories
Schedule 3.14           Contracts
Schedule 3.15           Major Customers and Suppliers
Schedule 3.17           Taxes
Schedule 3.18           Employee Benefit Plans
Schedule 3.19           Environmental Matters
Schedule 3.20           Employees
Schedule 3.21           Litigation
Schedule 3.22           Insurance
Schedule 3.23           Warranty and other Claims
Schedule 3.25           Brokers
Schedule 3.28           Transactions with Interested Persons
Schedule 3.29           Bank Accounts
Schedule 5.1(a)         Interim Conduct
Schedule 10.11(h)(i)    Allocation of Merger Consideration

                         AGREEMENT AND PLAN OF MERGER

     The Agreement and Plan of Merger (the "Agreement") dated as of November 12, 1999, by and among Big V Supermarkets, Inc., a New York corporation ("Parent"), BVNJ Partnership, L.P., a New Jersey Limited Partnership ("Merger Sub"), ShopRite of Pennington, Inc., a New Jersey corporation (the "Company"), and the parties whose names are set forth on Exhibit A attached hereto (the "Stockholders").

     The Board of Directors of the Company, the general partner of Merger Sub, the Board of Directors of the Parent and the Stockholders holding 100% of the outstanding shares of the Company's common stock, have approved a merger (the "Merger") of the Company with and into the Merger Sub, with the Merger Sub as the surviving entity, all in accordance with the New Jersey Business Corporations Act (the "NJBCA"), on the terms and conditions set forth herein.

     In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. For the purposes of this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article I (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" means when used with respect to any Person, (a) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any Equity Security thereof, and, if such beneficial owner is a partnership, any general or limited partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (b) if such Person is a partnership, any general or limited partner thereof and (c) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" means this Agreement and Plan of Merger (together with all Exhibits and Schedules hereto).

     "Assets" means all of the Company's, or the Parent's, (as the case may be) assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in financial statements.

     "Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

     "Charter" means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation, as amended through the date hereof.

     "Claim" means an action, suit, proceeding, hearing, investigation, litigation or any written statement of intent by a third party to initiate any of the foregoing in the absence of settlement.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, published Internal Revenue Service rulings, and controlling court decisions in respect thereof, all as the same shall be in effect at the time.

     "Commission" means the Securities and Exchange Commission and any successor agency of the federal government administering the Securities Act or the Exchange Act.

     "Common Stock" means the common stock of the Company, no par value.

     "Company" means ShopRite of Pennington, Inc., a New Jersey corporation.

     "Effective Time" is defined in Section 2.1.

     "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, damage to the environment or alleged injury or threat of injury to human health or safety from pollution or other environmental degradation.


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

     "Environmental Law" means any applicable federal, state or local law, statute, rule, regulation, or ordinance relating to the environment, human health or safety from pollution or other environmental degradation or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act and the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

     "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     "Equity Security" shall have the meaning given to such term in Section 3(a)(ii) of the Exchange Act.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

     "ERISA Affiliate" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company is treated as a "single employer" for purposes of Section 414 of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, and any similar or successor federal statute, and the rules and regulations and interpretations of the Commission thereunder, all as the same shall be in effect at the time.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition or "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes" "restricted hazardous waters," toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

     "Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

     "Indemnity Agreement" is defined in Section 2.10(c).

     "IRS" means the Internal Revenue Service and any successor agency of the federal government administering the Code.

     "Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, assets, liabilities or condition (financial or otherwise) of the Company taken as a whole, (b) the ability of the Company or any of the Stockholders to perform their respective obligations under any of the Merger Documents, (c) the validity or enforceability of any of the Purchaser Documents or (d) the rights and remedies of the Parent hereunder or thereunder.

     "Merger" is defined in the Recitals.

     "Merger Certificate" is defined in Section 2.1(b).

     "Merger Documents" means this Agreement, the Merger Certificate, the Non-Competition Agreements, the Consulting Agreements, the Merger Notes and the Escrow Agreement, and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

     "Merger Note" is defined in Section 2.1(b).

     "Merger Sub" means BVNJ Partnership, L.P., a New Jersey limited partnership, and its successors and assigns.

     "NJBCA" means The New Jersey Business Corporation Act, as amended.

     "Officer's Certificate" means a certificate signed in the name of a corporation by its President, Chief Executive Officer, Treasurer, Chief Financial Officer, or, if so specified, the Clerk or Secretary, acting in his or her official capacity.

     "Parent" means Big V Supermarkets, Inc., a New York corporation, and its successors and assigns.

     "Person" means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

     "PBGC" means the Pension Benefit Guaranty Corporation, and any successor thereto.

     "Premiums Liability" is that amount of all retrospective premiums which may become due as a result of all workman's compensation insurance policies of the Company existing as of the Closing Date.

     "Release" means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property other than in compliance with all Environmental Laws and Permits.

     "Securities Act" means the Securities Act of 1933, and any similar or successor federal statute, and the rules, regulations and interpretations of the Commission thereunder, all as the same shall be in effect at the time.

     "Shares" means the outstanding shares of Common Stock of the Company.

     "Subsidiary" means, with respect to any Person (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other Equity Securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other Equity Securities of any other class or classes of such corporation, association or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of the Company shall include the direct and indirect Subsidiaries of the Company.

     "Surviving Entity" is defined in Section 2.1(a).

     "Tax" means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any reasonable expenses or costs incurred in connection with the determination, settlement and litigation of any liability.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     The following terms are defined in the following Sections of this
Agreement:

Term                                  Section
----                                  -------

Assumed Liabilities                   2.3
Parent's Accountants                  2.8
Closing                               2.4
Closing Balance Sheet                 2.8
Closing Date                          2.4
Company Statement                     2.3
Consulting Agreements                 6.1
Election                              2.11
First Escrow Account                  2.2
First Escrow Agreement                2.10
Financial Statements                  3.5
Indemnifying Party                    8.5
Net Working Capital                   2.8
Losses                                8.2
Merger Notes                          2.2
Non-Competition Agreements            6.1
Pennington Lease                      6.1
Pennington Store                      2.3
Plan                                  3.19(a)
Purchased Assets                      2.3
Real Estate                           3.19
Real Estate Escrow Account            2.2
Real Estate Escrow Agreement          2.10
Second Escrow Account                 2.2
Second Escrow Agreement               2.10
Stockholder and Marital Trust
Advances                              2.2

Stockholders' Accountants             2.8
Stockholders' Report                  2.8
Third Accounting Firm                 2.8(b)

                                  ARTICLE II

                                  THE MERGER

     2.1  The Merger.

          (a) Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of applicable law, the Company shall be merged with and into the Merger Sub as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 6. Following the Merger, the Merger Sub shall continue as the surviving entity (the "Surviving Entity") under the name "BVNJ Partnership, L.P." and shall continue its existence under the laws of the State of New Jersey, and the separate corporate existence of the Company shall cease.

          (b) The Merger shall be consummated by filing with the New Jersey Secretary of State a certificate of merger in the form attached hereto as Exhibit H (the "Merger Certificate"), as is required by, and executed in accordance with, the relevant provisions of the NJBCA (the time of such filing being the "Effective Time"). The Merger shall become effective at the close of business on the Closing Date.

          (c) The Merger shall have the effects set forth in N.J.S.A. 14A:10-1, et.seq.

     2.2 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the Stockholders contained herein and in consideration of the Merger, the Shares of the Company issued and outstanding, as of the Effective Time shall, by virtue of the Merger and without any action on the part of such holders, automatically be converted into the right to receive from the Merger Sub at the Closing a total consideration of $34,882,000 (the "Merger Consideration"). The Merger Consideration shall consist of the following components:

          (a) the first $2,500,000 of Merger Consideration proceeds shall be set aside in a cash escrow account as described in Section 2.10(a) hereof (the "First Escrow Account") for the purpose of covering possible payments to the Parent or Merger Sub for certain post-Closing adjustments and/or indemnification;

          (b) the next $2,000,000 of Merger Consideration proceeds shall be set aside in a cash escrow account as described in Section 2.10(b) hereof (the "Second Escrow Account") for the purpose of covering possible liabilities relating to workmens' compensation insurance premiums.

          (c) the next $1,000,000 of the Merger Consideration proceeds shall be set aside in a cash escrow account as described in Section 2.10(c) hereof (the "Real Estate Escrow

Account") for the purpose of covering possible costs and liabilities arising out of certain environmental, landlord-tenant and liquor business matters.

          (d) the amount of $1,238,772, being the actual amount of all internal advances (including interest) previously made by any of the Stockholders or the Laurenti Marital Trust (the "Marital Trust") to the Company and remaining outstanding as of the Closing Date (the "Stockholder and Marital Trust Advances" (the amount of which is $1,875,237), less the actual amount of all internal advances (including interest) previously made by the Company to any of the Stockholders or to the Marital Trust and remaining outstanding as of the Closing Date (the "Company Advances") (the amount of which is $636,465), shall be debited against the Merger Consideration and shall be recorded as continuing debt of the Company owing solely as provided in a promissory note payable to the Marital Trust (the "Merger Note"), substantially in the form attached hereto as Exhibit B;

          (e) the remaining cash portion of the Merger Consideration, which shall equal (i) $34,882,000 less (ii) the amounts set aside or debited, as the case may be, pursuant to clauses (a), (b), (c) and (d) above shall be paid by the Merger Sub to the Stockholders' Agent at the Closing by certified check in immediately available funds or by federal funds wire transfer.

The Merger Consideration is subject to adjustment pursuant to Section 2.9 hereof.

     2.3 Control of Assets and Liabilities. In completing the Merger described in Section 2.1 above, the Merger Sub shall acquire control of the Company's assets and liabilities as set forth on the compiled balance sheet and statements of income and retained earnings for the Company for the most recent six-month fiscal period ending July 3, 1999, as previously provided by the Stockholders to the Merger Sub (the "Company Statement") excluding only (i) the land and building improvements located at the Company's store at 2555 Pennington Road, Hopewell, New Jersey (the "Pennington Store"), (ii) the real property commonly known as the Bert Avenue property consisting of, inter alia, six garages, and
(iii) the liquor license and all assets, fixtures, inventory, and equipment located at the liquor store presently operating at or adjacent to the Pennington Store, the title to all of which is to be transferred by the Company to an Affiliate of one or more of the Stockholders on or prior to the Closing Date (except as to the assets described in clause (iii) above, which are to be transferred as soon as possible subsequent to the Closing). The foregoing assets and liabilities will constitute the "Purchased Assets and Assumed Liabilities" which underlie the purchase and sale agreement contained herein. The Purchased Assets and Assumed Liabilities shall be subject only to such changes as may occur in the ordinary course of business between the date of the Company Statement and the Closing (it being understood that any changes in the liabilities of the Company which are not included within the representations and warranties of the Company as to existing and disclosed liabilities and/or which the Company has covenanted not to incur shall not be considered changes in the ordinary course of the business). The Assumed Liabilities will include (i) all existing long-term debt (excluding current liabilities) and deferred pension/benefit costs, which non-current liabilities shall total no more than $1,153,000, being the amount of such non-current liabilities shown on the Company Statement, and (ii) continuing indebtedness in respect of Stockholder and Marital Trust Advances, to the extent provided under Section 2.2(b) hereof.

     2.4 Time and Place of Closing. The closing of the transactions described in Sections 2.1 and 2.2 of this Agreement (the "Closing") shall take place at the offices of White & Case, 1155 Avenue of the Americas, New York, New York at 10:00 a.m. on November 12, 1999, or at such other place or time as the parties hereto may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     2.5 Deliveries by the Stockholders. At the Closing, the Stockholders will deliver to Merger Sub (a) the various certificates, instruments and documents referred to in Section 6.1 below, and (b) stock certificates representing the Shares duly endorsed for cancellation or accompanied by stock powers duly executed in blank, and any other documents that are necessary to complete such cancellation, and Merger Sub will deliver to the Stockholders the various certificates, instruments, and documents referred to in Section 6.2 below.

     2.6 Designation of Stockholders' Agent. Each Stockholder hereby irrevocably appoints Laurence R. Laurenti, Jr. (the "Stockholders' Agent") as the true and lawful agent and attorney-in-fact of such Stockholder with full power of substitution (a) to receive and act upon all notices and advices required or permitted hereunder including, without limitation, all notices pursuant to Article VII and Article X; (b) to give all notices and advices required or permitted hereunder; (c) to deliver or authorize the delivery of the Shares to be cancelled as part of the Merger, with all accompanying evidences of transfer and authenticity, to Merger Sub in accordance with the terms of this Agreement; (d) to accept from Merger sub the entire Merger Consideration, to pay all of the expenses contemplated to be paid by the Stockholders pursuant to this Agreement and to remit the net proceeds to each of the Stockholders in accordance with each such Stockholder's pro rata portion as set forth on Exhibit A; (e) to present certificates representing such Shares for cancellation as part of the Merger; and (f) unless otherwise provided herein, to take all such other actions and execute such other documents, agreements, certificates and instruments on behalf of such Stockholder as may be necessary or desirable in order to consummate the Merger pursuant to this Agreement. Notwithstanding the foregoing, the Stockholders' Agent may not, on behalf of any Stockholder, agree to any waiver or amendment to this Agreement without the prior written consent of the Stockholders holding a majority of the Shares. This power of attorney is a power coupled with an interest, and each such Stockholder declares that it is irrevocable and that it shall survive the death, disability, incapacity or incompetency of such Stockholder and in all other circumstances.

     2.7 Indemnification of Stockholders' Agent. Each Stockholder shall reimburse and indemnify the Stockholders' Agent, in proportion to his or her respective interest in all of the Shares outstanding as of the Merger, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all expenses) which may be imposed on, incurred by or asserted against the Stockholders' Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement, provided that no Stockholder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Stockholders' Agent's gross negligence or willful misconduct.

     2.8  Closing Balance Sheet.

          (a) Upon the Closing, the Merger Sub shall engage its independent auditors, Deloitte & Touche, LLP (the "Merger Sub's Accountants") to audit the balance sheet and related footnotes for the Company as of the Closing Date, prepared in accordance with GAAP (as so described, the "Closing Balance Sheet") and to render as soon as practicable an unqualified auditor's report on such Closing Balance Sheet, all in accordance with the "Scope of Work" proposal of the Merger Sub's Accountants previously approved by the Merger Sub and the Stockholders' Agent. The Merger Sub and the Stockholders shall jointly and equally bear the audit fees and related costs and expenses relating to the preparation of the Closing Balance Sheet, provided, however, that accounting costs associated with the Parent's and Merger Sub's due diligence process and related matters prior to the Closing are not to be included in the calculation of such jointly shared costs of the Closing Balance Sheet. The Closing Balance Sheet shall include, inter alia, a statement of the Company's current assets less current liabilities, each as determined in accordance with GAAP ("Net Working Capital"), as of the Closing Date. As part of the completion of the Closing Balance Sheet, Stockholders, the Company, Merger Sub, Stockholders' Accountants and Merger Sub's Accountants shall cooperate in carrying out a store-by-store check of all goods and inventory on hand immediately prior to the Closing Date, with each party entitled to utilize its own inventory service at its own cost.

          (b) Within thirty (30) business days after delivery by the Merger Sub to the Stockholders of the Closing Balance Sheet together with all related footnotes and calculations on which it is based, Stockholders' Agent may deliver to the Merger Sub a written report (the "Stockholders' Report") of Withum, Smith & Brown, the Company's independent certified public accountants (the "Stockholders' Accountants"), setting forth any disagreement of the Stockholders' Accountants with any of the information contained in the Closing Balance Sheet which affects the determination of Net Working Capital. The costs and expenses of the services of the Stockholders' Accountants shall be borne by the Stockholders. If Stockholders' Agent does not submit a Stockholders' Report within such period, then the Net Working Capital as calculated by the Merger Sub's Accountants shall be final and binding on the parties hereto.

          (c) If Merger Sub and the Stockholders' Agent do not resolve the disagreements set forth in the Stockholders' Report, within ten (10) business days of the Merger Sub's receipt of the Stockholders' Report, then either party by written notice delivered to the other party may elect to have the disagreements between the two reports resolved by a nationally recognized accounting firm mutually agreed upon by the Merger Sub's Accountants and the Stockholders' Accountants (the "Third Accounting Firm") which shall make a final and binding resolution of the disagreements and, based on such resolution, a final and binding determination of Net Working Capital. The Third Accounting Firm shall be instructed to use all reasonable best efforts to effect a resolution within fifteen (15) business days of submission of the matter to it and in any case, as soon as practicable after such submission to it, and to communicate such resolution in writing to each party hereto. The costs and expenses for the services of the Third Accounting Firm shall be shared fifty percent (50%) by Merger Sub and fifty percent (50%) by the Stockholders.

          (d) The Merger Sub and/or the Stockholders' Agent, as the case may be, shall instruct each of the Merger Sub's Accountants, the Stockholders' Accountants and the Third Accounting Firm to include in their respective reports or determinations regarding Net Working Capital a calculation of the amount, if any, by which the Company's Net Working Capital, as determined pursuant to this
Section 2.8, is less than $3,002,000, being the amount of Net Working Capital shown on the Company Statement (such difference being the "Net Working Capital Shortfall"), or greater than $3,002,000 (such difference being the "Net Working Capital Excess"), as the case may be.

     2.9 Post-Closing Adjustment to the Merger Consideration re: Net Working Capital. The Merger Consideration shall be deemed to increase or decrease, dollar for dollar, by the amount, if any, of the Net Working Capital Shortfall or the Net Working Capital Excess, as the case may be. The Stockholders shall pay to Merger Sub the amount of any Net Working Capital Shortfall, or the Merger Sub shall pay to the Stockholders the amount of any Net Working Capital Excess, in either case payable in immediately available funds by wire transfer in accordance with instructions provided by the Stockholders' Agent or Merger Sub, as the case may be, at least two (2) Business Days prior to such payment. The payments required to be made pursuant to this Section 2.9 shall be made not later than five (5) Business Days after final determination of the Net Working Capital in accordance with Section 2.8 hereof. In order to further assure the payment to the Merger Sub of any Net Working Capital Shortfall, the Escrow Accounts will be established at Closing pursuant to Section 2.10(a) hereof.

     2.10 Escrow Accounts.

          (a) First Escrow Account. The First Escrow Account will be established by the Parent, Merger Sub and the Stockholders at the time of Closing, and $2,500,000 of the Merger Consideration proceeds shall be deposited in the First Escrow Account, all pursuant to an Escrow Agreement (the "First Escrow Agreement") substantially in the form attached hereto as Exhibit C-1. The First Escrow Account shall be used to assure (i) payment to the Merger Sub of any Net Working Capital Shortfall, as determined pursuant to Sections 2.8 and 2.9 hereof, and/or (ii) payment or reimbursement by the Stockholders to the Merger Sub for those Losses of Merger Sub which are subject to indemnification as referenced in Section 8 hereof. The procedures for the holding, application or release of funds held in the First Escrow Account shall be those set forth in the First Escrow Agreement. If the total amount of the Stockholders' obligations under Section 2.9 regarding a Merger Consideration adjustment and under Section 8 regarding indemnification exceed the total amount of the First Escrow Account available at any time, the Stockholders shall nevertheless remain legally responsible, jointly and severally, to pay such excess to the Merger Sub.

     As to that specified portion of the Premiums Liability (as defined in and finally determined pursuant to the provisions of paragraph (b) below) which is deemed to be payable within one (1) year and is therefore treated as a current liability under GAAP, the amount of such current portion of the Premiums Liability shall be excluded entirely from the calculation of current liabilities as part of the determination of Net Working Capital.

          (b) Second Escrow Account. The Second Escrow Account will be established by Parent, Merger Sub and the Stockholders at the time of Closing, and $2,000,000 of the Merger Consideration proceeds shall be deposited in the Second Escrow Account, all pursuant to the Second Escrow Agreement attached hereto as Exhibit C-2. The Second Escrow Account shall be used solely to pay to the Merger Sub an amount equal to all retrospective premiums which may become due under all workmens' compensation insurance policies of the Company existing as of the date hereof (the "Premiums Liability"). The procedures for the holding, application or release of funds held in the Second Escrow Account shall be those set forth in the Second Escrow Agreement. If the total amount of the Premiums Liability exceeds the total amount of the Second Escrow Amount, the Stockholders shall nevertheless remain legally responsible, jointly and severally, to pay such excess to the Merger Sub.

          (c) Real Estate Escrow Account. The Real Estate Escrow Account will be established by Parent, Merger Sub and the Stockholders at the time of Closing, and $1,000,000 of the Merger Consideration Proceeds shall be deposited in the Real Estate Escrow Account, all pursuant to a certain Indemnity Agreement (the "Indemnity Agreement"), attached hereto as Exhibit C-3. The Real Estate Escrow Account shall be used to assure payment to the Merger Sub of certain losses arising from landlord/tenant matters, environmental risk matters, and matters arising out of the ownership and operation of the liquor store presently operating at or adjacent to the Pennington Store prior to the transfer of title of such liquor store and its assets and business to an Affiliate of one or more of the Stockholders subsequent to the Closing. The procedures for the holding, application or release of funds held in the Real Estate Escrow Account, and the limits of liability for particular matters, shall be those set forth in the Indemnity Agreement.

     2.11 Exchange of Certificates. At the Closing, certificates (the "Certificates") representing all of the issued and outstanding shares of Company Common Stock shall be surrendered for cancellation and termination in the Merger. At the Effective Time, each Certificate shall be cancelled in exchange for the Merger Consideration. Until surrendered, each outstanding Certificate which prior to the Effective Time represented the Shares shall be deemed for all corporate purposes to evidence ownership of the right to receive the Merger Consideration, but shall, subject to applicable appraisal rights under the N.J.B.C.A., have no other rights. Subject to appraisal rights from and after the Effective Time, the holders of the Shares shall cease to have any rights in respect of such shares and their rights shall be solely in respect to the Merger Consideration.

     2.12 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Shares thereafter on the records of the Company.

     2.13 No Further Ownership Rights in Company Capital Stock. The Merger Consideration delivered upon the surrender for exchange of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for the Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     2.14 Allocation of Merger Consideration.

          (a) Upon the Closing, the Merger Sub shall engage the Merger Sub's Accountants to complete expeditiously an appraisal to assist in determining the allocation of the value of the Merger Consideration (plus Assumed Liabilities and plus or minus adjustments pursuant to Sections 2.8 and 2.9, each to the extent properly taken into account under Section 1060 of the Code amongst the Assets and the Non-Competition Agreement contained in Section 6.1(k)) (the "Allocation"). The Parent shall be responsible for the payment of fees and related costs and expenses incurred by the Merger Sub's Accountants in connection with the completion of such appraisal. As part of the completion of such appraisal, the Company, Stockholders, Parent and Merger Sub and Stockholder's Accountants shall, at their own costs, cooperate with and assist Merger Sub's Accountants in completing such tasks. Upon completion of such appraisal, the Merger Sub's Accountant shall forward a copy of such appraisal to the Merger Sub, the Stockholders' Agent and their respective counsels.

          (b) Upon receipt of such appraisal, the Stockholders' Agent, the Parent and the Merger Sub shall work in good faith to reach an agreement as to the Allocation, each recognizing the relative costs and benefits resulting from such Allocation. Once the parties have agreed upon the Allocation, the parties shall be bound by the terms set forth in Section 10.11 hereof.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY AND THE STOCKHOLDERS

     Each of the Company and each of the Stockholders, jointly and severally, hereby represents and warrants to Merger Sub and Parent as follows as of the Closing Date:

     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted. The copies of the Company's Charter and By-Laws, as amended to date, in each case certified by the Company's Secretary and delivered to Merger Sub's counsel prior to the Closing, are true, complete and correct. Except as set forth on Schedule 3.1 attached hereto, the Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification.

     3.2 Authority; No Violation. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized and approved by all necessary corporate action. Each Stockholder has all requisite legal or trust capacity to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the other Merger Documents to which the Company or the Stockholders, respectively, are parties constitutes the legal, valid and binding obligation of the Company and each of the Stockholders, enforceable against each of them in accordance with their respective terms. Assuming the accuracy of the representations and warranties of Merger Sub hereunder, (a) the entering into of this Agreement by the Company and each of the Stockholders does not, and the consummation by the Company and each of the Stockholders of the transactions contemplated hereby, including specifically the consummation of the Merger, will not violate the provisions of (i) any applicable federal, state or local laws, (ii) the Company's Charter or By-Laws, or (iii) any provision of, or result in a default of any obligation under, or result in any change in the rights or obligations of the Company, any Subsidiary of the Company or any Stockholder under, any Lien, contract, agreement, license, order, arbitration award, judgment, or decree to which the Company or any Stockholder is a party or by which any of them is bound, or to which any property of the Company is subject; and (b) the transfer and cancellation of the Shares, as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act and from any registration or filing requirements of any applicable state securities laws.

     3.3 Capitalization. The Company's authorized capital stock consists of 1,000 shares of Common Stock, no par value per share, of which 968 shares are issued and outstanding and owned beneficially and of record by the Stockholders as set forth on Schedule 3.3. There are no treasury shares held by the Company. All of such outstanding shares are duly authorized, validly issued, fully paid, non-assessable, free of all Liens, adverse claims and preemptive rights and have been issued in compliance with all applicable federal and state laws. Except for the rights of Parent and Merger Sub hereunder, there are no outstanding options, warrants, rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into or exchangeable for, any additional shares of Common Stock or any other Equity Security of the Company. Each Stockholder has good and marketable title to all of the Shares set opposite its name in Schedule 3.3.

     3.4 Subsidiaries; Investments. The Company does not have any Subsidiaries. Except as set forth on Schedule 3.4, the Company does not own, directly or indirectly, any securities issued by any other Person except for United States government securities, certificates of deposit, or other cash equivalents and is not a partner or participant in any partnership or joint venture of any kind.

     3.5 Financial Statements. Attached hereto as Schedule 3.5 are the following financial statements (collectively the "Financial Statements"): (i) the Company Statement, which has been prepared in accordance with GAAP, and (ii) reviewed balance sheets and statements of income, changes in stockholders' equity and cash flow of the Company as of and for the fiscal year ended January 2, 1999 for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods are correct and complete, and are consistent with the books and records of the Company, subject in the case of the Company Statement to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes and other presentation items.

     3.6 Absence of Undisclosed Liabilities. Except as set forth in the Company Statement and in Schedule 3.6 attached hereto, there were no material liabilities of the Company, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due), existing on the date of the Company Statement.

     3.7 Absence of Certain Changes. Except as expressly addressed in this Agreement or otherwise disclosed in Schedule 3.7 attached hereto, since the date of the Company Statement there has not been:

          (a) any change in the business, operations, assets, liabilities or condition (financial or otherwise) of the Company taken as a whole that, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been or is reasonably likely to be materially adverse with respect to the Company (including, by way of example and not of limitation, the loss of any significant distributor, customer or vendor, any announcement of new developments in competitive technology, or the intention on the part of any key employee of the Company to leave the Company's employ);

          (b) any obligation or liability (whether direct or contingent or with respect to the obligations of any other Person) incurred by the Company other than obligations and liabilities incurred in the ordinary course of business for an amount not more than $5,000 in any one case or $50,000 in the aggregate;

          (c) any Lien placed on any of the Company's properties or assets, or any notice of adverse claim with respect to such properties or assets, which remains in existence on the date hereof, other than Liens incurred in the ordinary course of business securing an aggregate amount of liabilities of not more than $25,000;

          (d) any purchase, sale, lease, assignment, transfer or other disposition, or any agreement or other arrangement for the purchase, sale, lease, assignment, transfer or other disposition, of any part of the Company's properties or assets, other than purchases for and sales from inventory for fair consideration and purchases to replace obsolete equipment, each in the ordinary course of business, except for fixed assets purchased or other capital expenditures made in amounts not exceeding $5,000 for any single item and $50,000 in the aggregate for all such items;

          (e) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the Company's properties, assets or business;

          (f) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any Equity Security of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its own Equity Securities, or any issuance by the Company of any Equity Security;

          (g) any material labor trouble or claim of unfair labor practices involving the Company; any change in the employment contracts of or compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents excepting changes made in the ordinary course of business pursuant to existing employment contracts or policies); or any change in coverage or benefits available under any Plan described in Section 3.18;

          (h) any payment or discharge of a material Lien or liability of the Company not disclosed on the Financial Statements or incurred in the ordinary course of business;

          (i) any obligation, indebtedness or liability incurred by the Company with respect to any loan, advance or commitment to lend by any bank, financial institution or institutional lender to lend to the Company or to any of its officers, directors, employees, consultants, agents, or stockholders of the Company or to any other Person; or any loans or advances made by the Company to any officers, directors, employees, consultants, agents or stockholders of the Company, except for normal compensation, professional fees, expense allowances [and bonuses (all pursuant to established policies)] payable to officers and directors;

          (j) any contracts, licenses, leases or agreements entered into by the Company which are outside the ordinary course of business or which obligate the Company for more than $5,000 in any one case or more than $25,000 in the aggregate;

          (k) any amendment or other change (or any authorization to make such an amendment or change) to the Company's Charter or By-Laws, except as required in connection with the consummation of the transactions contemplated hereby;

          (l) any postponement or delay in payment of any accounts payable or other liability of the Company except in the ordinary course of business consistent with prior practices;

          (m) any cancellation, waiver, compromise or release of any right or claim either involving more than $10,000 or outside the ordinary course of business consistent with prior practices; or

          (n) any cancellation, termination, modification, or acceleration by any party to any contract, license, lease or agreement involving more than $10,000 to which the Company is a party or by which it is bound.

     3.8 Listing of Accounts Payable. Schedule 3.8 sets forth a summary of accounts payable as of the dates set forth thereon and references a detailed list supporting such listed payables.

     3.9 Title to Assets; Condition of Assets. The Company has good and marketable title to, or a valid leasehold interest in, all real, personal, tangible and intangible property and assets necessary for the conduct of its business as such business is presently conducted, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Company Statement and as previously disclosed and listed in Schedule 3.7(2) and the information referenced therein. All tangible properties and assets owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, have been well maintained, and conform with all applicable laws, statutes, ordinances, rules and regulations.

     3.10 Real Estate.

          (a) The Company owns no real property;

          (b) Schedule 3.10(b) lists and describes briefly all real property leased or subleased to the Company. With respect to each such lease and sublease;

              (i) correct and complete copies thereof have been delivered to Parent;

              (ii) the lease or sublease is legal, valid binding, enforceable, and in full force and effect;

              (iii) no party to the lease or sublease is currently in breach or default of any lease provision which, with notice and/or lapse of time and a continuing failure to cure, would permit termination, modification, or acceleration of such lease or sublease;

              (iv) no party to the lease or sublease has repudiated any provision thereof, and there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

              (v) with respect to each sublease, the representations and warranties set forth in subsections (ii), (iii) and (iv) above are, to the knowledge of the Company, true and correct with respect to the underlying lease;

              (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

              (vii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, statutes, ordinances, rules and regulations;

              (viii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

              (ix) all consents which may be required under any such lease or sublease in order to permit the Merger pursuant to this Agreement have been obtained.

     3.11 Accounts Receivable. All of the accounts receivable of the Company are properly reflected in the Company Statement in accordance with GAAP and are, subject to the allowance for doubtful accounts set forth therein, valid and enforceable claims, subject to no set-off or counterclaim, and are to the Company's knowledge, fully collectible in the ordinary course of business. Except as set forth in Schedule 3.11 attached hereto, the Company has no accounts receivable or loans or notes receivable from any Affiliates or from any of its officers, directors, consultants, employees, agents or stockholders.

     3.12 Inventories. Except as disclosed in Schedule 3.12 attached hereto:
(i) the inventories of the Company are properly reflected in the Company Statement and are of a quality and quantity saleable in the ordinary course of business of the Company at prevailing market prices, are priced at the lower of cost (first in, first out) or market and (ii) the values of the inventories stated in the Company Statement reflect the Company's normal inventory valuation policies and were determined in accordance with GAAP consistently applied.

     3.13 Intellectual Property. The Company does not own, or hold any license for, any patents, trademarks, copyrights, trade secrets or license products used or useful on account of its business, except for the licenses granted to the Company by Wakefern Food Corp. with respect to the use of the "ShopRite" trademark or label or any other trademark licensed by or through Wakefern. The Company has no applications for any patents, trademarks or copyrights, or negotiations for any license or licensed products, which are currently pending.

     3.14 Contracts. Except for contracts, commitments, leases, licenses, plans and agreements described in Schedule 3.14 attached hereto, the Company is not a party to or subject to:

          (a) any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any employment or consulting contract or contract for personal services not terminable at will by the Company without penalty to the Company;

          (c) any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service, other than purchase orders entered into in the ordinary course of business for less than $5,000 each and which in the aggregate do not exceed $25,000;

          (d) any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $5,000;

          (e) any contract or agreement for the sale of any commodity, product, material, equipment, or other personal property, or the furnishing by the Company of any service, other than contracts with customers entered into in the ordinary course of business;

          (f) any contract or agreement with any sales agent or distributor of products of the Company or any of its Subsidiaries;

          (g) any contract or agreement concerning a partnership or joint venture with one or more Persons;

          (h) any confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the Company's freedom to compete in any line of business or in any location or with any Person;

          (i) any license agreement (as licensor or licensee);

          (j) any contract or agreement with any Stockholder or any present or former officer, director, consultant, agent or stockholder of the Company or with any Affiliate of any of them;

          (k) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or Indebtedness to any Person;

          (l) any agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person (other than lawful indemnification provisions contained in the Charters and By-Laws of the Company);

          (m) any agreement under which the consequences of a default or termination is reasonably expected to have a Material Adverse Effect;

          (n) any agreement, contract or commitment with Wakefern Food Corp.;
or

          (o) any other agreement or contract (or group or related agreements or contracts) the performance of which involves consideration paid or received by the Company or any Subsidiary of the Company in excess of $5,000.

     Copies of all such contracts, commitments, plans, leases, licenses and agreements have been provided to Parent or Merger Sub or their counsel prior to the execution of this Agreement, and all such copies are true, correct and complete, except such as are described in Schedule 3.14.] Except as listed and described in Schedule 3.14, none of the Company, or to the knowledge of the Company and each Stockholder, any other Person, is in default under any such contract, commitment, plan, lease, license or agreement described in Schedule
3.14 (a "default" being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default).

     3.15 Customers and Suppliers. Schedule 3.15 attached hereto sets forth the twenty (20) largest suppliers and customers of the Company in the calendar year 19__ (the "Large Suppliers and Customers"). Except as reflected in Schedule 3.15, no supplier is a material sole source of supply to the Company. Except as set forth on Schedule 3.15, neither (i) any of the

Large Suppliers and Customers nor (ii) any supplier who was or is the sole source of supply of any item, has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company. The Company has no knowledge that any of the Large Suppliers and Customers intends to cancel or otherwise adversely modify its relationship with the Company, or to decrease materially or limit its services, supplies or materials to the Company, or its usage or purchase of the services or products of the Company.

     3.16 Compliance with Laws.

          (a) The Company has all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct its business as currently conducted and to occupy and use its real and personal properties without incurring any material liability. No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind on the part of the Company or any Stockholder is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any rights pertaining to any such license, permit, franchise, order, approval, accreditation, waiver or authorization. The Company is in full compliance with the terms and conditions of all such licenses, permits, franchises, orders, approvals, accreditations, waivers and authorizations.

          (b) The Company has conducted and is conducting its business in material compliance with all applicable federal, state or local laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights). The Company is not currently charged with, and to the knowledge of the Company and each of the Stockholders, is not now under investigation with respect to, any material violation of any applicable law, statute, ordinance, regulation, rule, order or requirement relating to any of the foregoing in connection with the business of the Company, and the Company has filed all material reports required to be filed with any governmental, regulatory or administrative agency or authority.

     3.17 Taxes.

          (a) Except as set forth in Schedule 3.17 attached hereto, the Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and prepared in accordance with applicable law in all respects. All Taxes owed by the Company have been paid (whether or not shown on any Tax Return). The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There is no outstanding Claim by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction. There are no Liens on any of the assets of any of the Company which have arisen in connection with any failure (or alleged failure) to pay any Tax.

          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder, or other third party.

          (c) To the best of their knowledge, none of the Stockholders or the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither the Company nor any of the Stockholders is aware of any dispute or Claim concerning any liability for Taxes of the Company. Schedule 3.17 attached hereto lists all federal, state and local Tax Returns filed with respect to any of the Company's taxable periods ended on or after January 1, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders have delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1996.

          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding.

          (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations, or agreed to have Section 341(f)(2) applied to any disposition of an asset owned by the Company. The Company has not made or is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or that are subject to an excise tax under Section 4999 of the Code. The Company is not, and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an Affiliated Group (as defined by Section 1504 of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). The Company has no Liability for the Taxes of any Person (other than that of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state and local law), as a transferee, successor by contract, guarantee, indemnification or otherwise.

          (f) The unpaid Taxes of the Company (i) did not, as of the date of the Company Statement, exceed the reserve allocated for Tax Liabilities, which is maintained under the statement entry entitled "Accrued expenses and other current liabilities" (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Statement (rather than in any notes thereto) and (ii) do not exceed such allocated portion of that reserve as adjusted for the passage of time through the Closing Date in any manner that is inconsistent with the past custom and practice of the Company in filing its Tax Returns.

          (g) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code effective March 29, 1987, and thereafter also elected S corporation status under applicable state statutes after such election was permitted under the laws of New Jersey, all as set forth on Schedule 3.17 and at all times during its existence and will be such an S corporation up to and including the Closing Date.

          (h) The Stockholders timely reported their distributive share of the Company's income, gain and losses on their Tax Returns and paid all Taxes due with respect to said income, gain and losses.

          (i) The Company will not be required (i) as a result of a change in method of accounting for a tax period, to include any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) in taxable income for any such Tax period or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), to include any item of income or exclude any item of deduction from any Tax period.

          (j) The Company is not subject to any closing agreements with any Tax authority.

          (k) The Company would not be liable for any Tax under Section 1374 of the Code or corresponding state statute if its assets were sold for their fair market value as of the Closing Date. The Company will not be liable for any Tax under Section 1374 of the Code or corresponding state statute in connection with the Merger, the Deemed Asset Sale, or the transactions contemplated hereby or under any other Merger Document). The Company has not, in the past 10 years,
(A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary. The Company will not be in its taxable year ending on the Closing Date, and has not been in any prior taxable year subject to tax under Section 1375 of the Code on any of its income or gains. The Company does not own any stock in another corporation that is a qualified Subchapter S Subsidiary as defined in Section 1361(b)(3)(B) of the Code.

          (l) Except as disclosed in Schedule 3.17, the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

          (m) The Company has not taken any action including, but not limited to, the sale of any asset using the installment method that would have the effect of deferring any material liability for Taxes for the Company from any taxable period ending at or before the date hereof to any taxable period thereafter.

          (n) No power of attorney has been granted by the Company, and is currently in force, with respect to any matter relating to Taxes.

          (o) Compensation paid to Stockholders, officers, directors, employees and owners of the Company is not unreasonable and all rental or lease payments paid to Stockholders, officers, directors, employees or owners of the Company are reasonable.

     3.18 Employee Benefit Plans.

          (a) Identification of Plans.

          Schedule 3.18 attached hereto lists and identifies each:

          (1) "Employee Pension Benefit Plan" (as such term is defined in
Section 3(2) of ERISA) which is not a Multiemployer Plan;

          (2) "Multiemployer Plan" (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA);

          (3) "Employee Welfare Benefit Plan" (as such term is defined in
Section 3(3) of ERISA); and

          (4) Stock purchase, option or bonus plan, deferred compensation, severance pay, incentive, vacation, sick pay or leave, fringe benefit plan, policy or arrangement or payroll practice;

which is maintained or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability or contingent liability (individually a "Plan" and collectively, the "Plans").

          (b) Representations Applicable to All Employee Pension Benefit Plans.

          (1) Each Plan which is intended to be "qualified" under Section 401(a) of the Code is and has been at all times so qualified, and the trusts maintained thereunder are and have been at all times exempt from taxation under
Section 501(a) of the Code. There have been no amendments to any such Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service. No event has occurred that will or could give rise to disqualification of any such Plan under the Code.

          (2) No Plan has incurred any "accumulated funding deficiency" (as described in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has there been any failure to make by its due date a required installment under Section 302(e) of ERISA or Section 412(m) of the Code with respect to any Plan.

              (c) Representations Applicable to All Title IV Plans.

          (1) With respect to each Plan, no liability under Title IV of ERISA has been incurred since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk of incurring a liability under Title IV, other than liability for PBGC premiums which have been paid when due.

          (2) No steps have been taken to terminate any Plan subject to Title IV of ERISA.

          (3) No Plan has been the subject of a "reportable event" (as described in Section 4043 of ERISA) as to which a notice would be required to be filed with the PBGC.

          (4) With respect to each Plan which is subject to Title IV of ERISA, neither (i) the present value of accrued benefits under such Plan (based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the Plan's actuary with respect to such Plan), nor (ii) the "benefit liabilities" (as described in Section 4001(a)(18) of ERISA) of such Plan exceeded, as of its last valuation date, the then current value of the assets of such Plan. All costs of any Plan subject to Title IV of ERISA have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Since the last valuation date for each such Plan, there have been no amendments or changes to such Plans that would increase the amount of benefits thereunder.

          (5) No Plan is a plan described in Section 4063(a) of ERISA.

              (d) Representations Applicable to All Multiemployer Plans.

          (1) With respect to each Multiemployer Plan: (i) none of the Company or any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against any of them; (ii) none of the Company or any ERISA Affiliate has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any Multiemployer Plan is or may become insolvent or may be terminated; and (iii) none of the Company or any ERISA Affiliate has failed to make any required contribution.

          (2) For each Multiemployer Plan, Schedule 3.18 sets forth, as of its last valuation date, the amount of potential withdrawal liability of the Company and the ERISA Affiliates, calculated according to the information made available by each Multiemployer Plan pursuant to Section 4221(e) of ERISA.

              (e) Representations Applicable to All Plans.

          (1) Each Plan complies and has been administered in form and operation with all requirements of law and regulation applicable thereto. The Company and the ERISA Affiliates have performed all of their obligations under all such Plans.

          (2) There have been no acts or omissions which have given rise to, or which could give rise to, any penalty, tax, or fine under Sections 409, 502(c), or 502(i) of ERISA, or Sections 4975 or 4976 of the Code, for which the Company or any ERISA Affiliate may be liable.

          (3) None of the assets of any Plan are invested in any employer securities, employer real property, or any annuity contracts.

          (4) All payments required by any Plan, any collective bargaining agreement or other agreement, or by-law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements. All such payments and contributions intended to be deducted for income tax purposes have been fully deducted; and no such deduction has been challenged or disallowed or is expected to be challenged or disallowed.

          (5) All required reports and descriptions of each Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been timely filed and distributed.

          (6) None of the Company or any ERISA Affiliate has any plan or commitment to establish any additional Plans or to amend any existing Plan.

          (7) No Plan provides benefits, including without limitation death, medical, or severance benefits, with respect to current or former employees or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) death benefits or retirement benefits under an Employee Pension Benefit Plan, (iii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iv) benefits the full cost of which is borne by the current or former employee or director or his beneficiaries.

          (8) There are no actions, suits, or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) pending or threatened involving any Plans or the assets of such Plans, and no facts exist which could give rise to any such action, suit, or claim.

          (9) No Plan is, or to the knowledge of the Company and the Stockholders is reasonably expected to be, under audit or investigation by the IRS, DOL, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any additional tax or penalty. With respect to each Plan that is funded mostly or partially through an insurance policy, the Company has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing. No event, condition or circumstance exists that would prevent the amendment or termination of any Plan.

          (10) For each Plan, a true and complete copy of each of the following documents have been delivered to Parent: (i) Plan document and all amendments thereto; (ii) most recent Summary Plan Description (together with each Summary of Material Modifications required under ERISA); (iii) IRS Form 5500 Annual Report, if required under ERISA, for the two most recent plan years, together with all schedules, financial statements, and opinions of independent accountants; (iv) the actuarial report, if required under ERISA, for the two most recent plan years; (v) Form PBGC-1, if required under ERISA, for the two most recent plan years; (vi) if the Plan is funded through a trust or any third party funding vehicle (including a voluntary employee benefit association under Section 501(c)(9) of the Code, or a "multiple employer welfare arrangement" described in Section 3(40) of ERISA), the trust or other funding agreement, all amendments thereto, and the latest financial statements thereof for the two most recent plan years; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

     3.19 Environmental Matters.

          (a) Except as disclosed in Schedule 3.19 attached hereto, the use and operation by the Company and, to the knowledge of the Company, by all past owners and operators, of all facilities and properties used in the business of the Company have been, and will be on the Closing Date, in compliance in all material respects with all Environmental Laws, and no Environmental Action has been filed, commenced, or, to the knowledge of the Company and each of the Stockholders, threatened with or against any of them alleging any failure so to comply.

          (b) The Company has received all Environmental Permits required to allow it to conduct its operations and businesses, such Environmental Permits are valid and in effect, and the Company is in compliance with such Environmental Permits.

          (c) Except as disclosed in Schedule 3.19, the Company has never sent or arranged for the transportation of Hazardous Materials to a site, or owned or operated a site, which, pursuant to CERCLA or any similar state law, has been placed or is proposed (by the United States Environmental Protection Agency ("EPA") or similar state authority) to be placed, on the "National Priorities List," as in effect as of the Closing Date, of hazardous waste sites or any similar state list.

          (d) Except as disclosed in Schedule 3.19, neither the Company nor any Stockholder has received notice from any Person, (i) that it has been identified by the EPA or similar state authority as a potentially responsible party under CERCLA with respect to a site listed on the "National Priorities List," as in effect as of the Closing Date, of hazardous waste sites or any similar state list; (ii) that any Hazardous Materials which the Company has generated, transported, or disposed of has been found at any site at which a Person has conducted or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) that the Company is or shall be a named party to any Environmental Action arising out of any Person's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Materials.

          (e) Except as disclosed in Schedule 3.19, there are no underground fuel or other storage tanks located at any of the facilities of the Company. All such tanks disclosed in Schedule 3.19, together with all appurtenant piping, valve, and related facilities, are, except as disclosed in Schedule 3.19, structurally sound, are not currently and have not in the past been leaking or releasing their contents into the soil or groundwater, and are in compliance with all applicable registration, testing, monitoring, containment, and corrosion protection requirements.

          (f) Except as disclosed in Schedule 3.19, there have been no unpermitted Releases or threatened Releases that are or at any time were reasonably likely to occur of Hazardous Materials on, upon, into, or from any real property owned or leased by the Company or any of its Subsidiaries (the "Real Estate"); and, to the knowledge of the Company and each of the Stockholders, there have been no Releases on, upon, from, or into any real property located in the vicinity of the Real Estate or other assets of the Company or any of its Subsidiaries which, through the soil, groundwater, or surface water, may have come to be located on, upon, or under such Real Estate or other assets.

          (g) Without in any way limiting the generality of the foregoing, there is, to the knowledge of the Company and each of the Stockholders, no asbestos contained in or forming part of any building, building component, structure, or office space owned or leased by the Company; and, to the knowledge of the Company and each of the Stockholders, no polychlorinated biphenyls ("PCBs") are used or stored at any property owned or leased by the Company. All properties and equipment used in the business of the Company and its respective predecessors have been free of methylene chloride, trichloroethylene, 1, 2 - transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, as such term is defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

          (h) None of the Real Estate or other assets of the Company is or is expected to be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, solely by virtue of the transactions set forth herein and contemplated hereby.

     3.20 Employees. Schedule 3.20 attached hereto sets forth a true and complete list of (a) all directors of the Company, (b) all officers (with office held) of the Company, (c) all consultants and independent contractors retained by the Company currently or during the last fiscal year and (d) all employees of the Company, including each such employee's job title, remuneration and duration of employment period. Except as disclosed in Schedule 3.20 or Schedule 3.18, the Company is not a party to any written or oral employment, consulting, service, severance or pension agreement. The Company is not a party to, and none of its employees are subject to, any collective bargaining agreement or other union contract, other than as disclosed in Schedule 3.20. The Company is in compliance in all material respects with applicable federal, state and local laws affecting employment and employment practices, including terms and conditions of employment and wages and hours, and there are, and have been during the past five (5) years, no complaints against the Company pending or, to the knowledge of the Company and each of the Stockholders, threatened before the National Labor Relations Board or any similar state or local agency, except as set forth on Schedule 3.20. There is no pending or, to the knowledge of the Company and each of the Stockholders, threatened labor trouble with or effort to organize any of its employees, and there has been no such labor trouble or, to the knowledge of the Company and each of the Stockholders, effort to organize during the past five (5) years.

     3.21 Litigation. Except as disclosed on Schedule 3.21 attached hereto, (a) there is no Claim pending or, to the knowledge of the Company or any Stockholder threatened (or, to the knowledge of the Company and each Stockholder, any facts which could lead to such a Claim) by, against, affecting or regarding the Company or its business, properties or assets, or any Stockholder at law or in equity, before any federal, state or local court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and
(b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting the Company or any Stockholder with respect to the business, properties or assets of the Company. Nothing listed on Schedule 3.21, either individually or when aggregated with other listings on such Schedule, is reasonably expected to have a Material Adverse Effect.

     3.22 Insurance. Schedule 3.22 attached hereto sets forth a summary of all insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage, benefits or coverage for any Plan described in Section 3.18, and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage and specifies the insurer, the amount of coverage, type of insurance, expiration date, and any retroactive premium adjustments or other loss sharing arrangements. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) neither the Company nor any other party to the policy is in breach or default of any requirements thereunder which is reasonably expected to lead to the cancellation of, or refusal to recognize any claim under, such policy (including with respect to the payment of all premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration under the policy; and (c) no party to the policy has repudiated any provision thereof. The Company has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 3.22 describes any self-insurance arrangements affecting any of the Company.

     3.23 Company Products. Each product manufactured, sold, leased, distributed or delivered by the Company ("Company Products") has been in conformity with all material and applicable contractual commitments and all applicable express and implied service and product warranties. Except as disclosed in Schedule 3.23 attached hereto, (a) there are no existing or, to the knowledge of the Company or any Stockholder, threatened Claims against the Company for services or merchandise which are defective or fail to meet any express or implied service or product warranties, or any facts which, if discovered by a third party, would support such a Claim; and (b) no Claim has been asserted against the Company for renegotiation or price redetermination with respect to any transaction, and there are no facts upon which any such Claim could be based. Except as set forth on Schedule 3.23, there are no statements, citations or decisions by any governmental or regulatory body or agency that any Company Product is defective or fails to meet any standards promulgated by any such governmental or regulatory body or agency. Except as set forth on Schedule 3.23, there have been no recalls ordered by any such governmental or regulatory body or agency with respect to any Company Product.

     3.24 Powers of Attorney. Except for powers of attorney granted in the ordinary course of business to independent certified public accountants or in connection with the establishment or amendment of a Plan described in Schedule 3.18(a)(1), the Company has not granted any outstanding power of attorney.

     3.25 Brokers. Except as disclosed in Schedule 3.25 attached hereto, neither the Company nor the Stockholders, or anyone acting on their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the Merger, this Agreement or the transactions contemplated hereby.

     3.26 Burdensome Agreements. The Company is not subject to or bound by any agreement, judgment, decree or order which does or may in the future reasonably be expected to result in a Material Adverse Effect.

     3.27 Records and Books. The minute books of the Company have previously been made available to Parent and Merger Sub and accurately record all corporate action taken by the stockholders and boards of directors and committees thereof from the date of organization through the date hereof. The stock transfer ledgers or record books of the Company completely and accurately set forth all transfers of the Company's capital stock from the date of organization through the date hereof.

     3.28 Transactions with Interested Persons. Except as set forth on Schedule
3.28 attached hereto, no officer, supervisory employee or director of the Company owns directly or indirectly, either individually or jointly, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

     3.29 Bank Accounts. Schedule 3.29 contains a complete and accurate list of all bank accounts, safe deposit boxes and lock boxes maintained by the Company, together with a list of all authorized signatories thereto.

     3.30 Copies of Documents. The Company and the Stockholders have made available for inspection and copying by Merger Sub and its counsel true and correct copies of all documents referred to in this Article III or in the Schedules delivered to Parent pursuant to this Agreement.

     3.31 Disclosure of Material Information. Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate or instrument furnished in connection therewith contains, with respect to the Company or any Stockholder, any untrue statement of a material fact or intentionally, knowingly or recklessly omits to state a material fact necessary to made the statements therein not misleading. There is no fact known to the Company or any Stockholder which has or would reasonably be expected in the future to result in a Material Adverse Effect and which has not been set forth in this Agreement.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent hereby represents and warrants to the Company and the Stockholders as follows as of the Closing Date:

     4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is conducted. The copies of the Parent's Charter and By-Laws, as amended to date, in each case certified by its Secretary and delivered to Stockholders' counsel prior to the Closing, are true, complete and correct.

     4.2 Authority; No Violation. Parent has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent have been duly and validly authorized and approved by all necessary corporate action on the part of Parent. This Agreement and the other Merger Documents to which the Parent is a party constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms. Assuming the accuracy of the representations and warranties of the Company and the Stockholders hereunder, the entering into of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated hereby will not, violate the provisions of (i) any applicable laws of the United States or any other state or jurisdiction in which Parent does business, (ii) the Charter or By-Laws of Parent or (iii) any provision of, or result in a default of any obligation under, or result in any change in the rights or obligations of Parent under, any Lien, agreement, contract, license, order, arbitration award, judgment, or decree to which Parent is a party or by which Parent is bound, or to which any property of Parent is subject.

     4.3 Brokers. Neither Parent nor anyone acting on its behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the Merger, this Agreement or the transactions contemplated hereby.

     4.4 Financing Commitment. Parent has previously delivered to the Stockholders true, accurate and complete copies of commitment letter(s) relating to the debt financing of the transactions contemplated hereby. Pending the Closing, Parent shall keep in place such commitments or replacements thereof from institutional lenders who are not Affiliates of Parent that are no less favorable taken as a whole to Parent than terms and conditions generally available from commercial lenders for transactions of the kind contemplated hereby and for borrowers having a credit rating similar to Parent.

     4.5 Concerning the Merger Sub. The Parent and the Merger Sub jointly represent and warrant to the Company and the Stockholders as follows:

          (a) The Merger Sub is a limited partnership duly organized and existing and in good standing under the laws of the State of New Jersey. An accurate and complete copy of the Certificate of Limited Partnership of the Merger Sub will be delivered to the Company and the Stockholders prior to the Closing.

          (b) The Merger Sub has the requisite organizational power and authority to execute, deliver and perform the Merger Documents to which it is a party and to perform the transactions contemplated hereby and thereby. Such execution, delivery and performance have been duly authorized by all necessary action in accordance with the Limited Partnership Agreement. This Agreement and the other Merger Documents to which the Merger Sub a party constitute the legal, valid and binding obligations of the Merger Sub, enforceable against the Merger Sub in accordance with their terms.

          (c) Assuming the accuracy of the representations and warranties of the Company and the Stockholders hereunder, the entering into of this Agreement by the Merger Sub does not, and the consummation by the Merger Sub of the transactions contemplated hereby will not, violate the provisions of or constitute a default under (i) any applicable laws of the United States or any other state or jurisdiction in which Merger Sub does business, (ii) the Limited Partnership Agreement of Merger Sub, or (iii) any Lien, agreement, contract, license, order, arbitration order, judgment or decree to which Merger Sub is a party or by which Merger Sub is bound, or to which any property of Merger Sub is subject.

     4.6 Sophistication: Investment Intent. Each of the Parent and Merger Sub possess the experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of the Merger. Each of Parent and Merger Sub has determined that the Merger is appropriate to undertake.

     4.7 Availability of Documents. Each of the Parent and Merger Sub acknowledges that the Company and the Stockholders have made available to each of the Parent and Merger Sub copies of the Company's current financial information as set forth in the Merger Documents, including on the disclosure schedules annexed hereto. Except as set forth in the Merger Documents, no other representations, assurances, or warranties have been made to either the Parent or the Merger Sub by the Company or any of the Stockholders, or by any of their officers, directors, agents, employees, or affiliates, nor anyone else on their behalf, concerning, among other things, future profitability of the Company, or the tax consequences of the Merger. Neither Parent nor Merger Sub is relying upon any information supplied by the Stockholders other than that contained or referenced in the Merger Documents (including all schedules and exhibits thereto) and the results of its own independent investigation.

     4.8 Unregistered Shares. Parent is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws or regulations in reliance upon exemptions under the Securities Act and under exemptions under state law.

     4.9 Opportunity to Discuss Terms. Parent has been provided the opportunity to discuss the terms and conditions of the Merger and the business of the Company with members of the Company's management.

     4.10 Representations of Company and Stockholders Unaffected. The acknowledgements of Parent and Merger Sub set forth in Sections 4.6 through 4.9, inclusive, shall not be deemed in any manner to limit or diminish the applicable terms of each representation and warranty of each of the Stockholders and the Company as set forth in the Merger Documents.

                                   ARTICLE V

                                   COVENANTS

     The parties hereto agree to the following covenants:

     5.1 Covenants of the Company. The Company hereby agrees with Merger Sub and Parent to keep, perform and fully discharge the following covenants and agreements:

          (a) Interim Conduct of Business. From the date hereof until the Closing, the Company shall operate its business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement or as set forth on Schedule 5.1(a) hereto). Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by Merger Sub, the Company shall not:

              (i) make any increases in the level of compensation of its officers or employees, or make any changes in pensions, benefits, bonus or severance plans except such increases or changes as are mandated by existing contracts or policies (it being understood that bonus payments to employees shall continue to accrue as a Company liability in accordance with historic practice through the Closing
          Date);

              (ii) purchase, lease or otherwise acquire any real estate or any interest therein;

              (iii) declare, set aside or pay any dividend or make any other distribution with respect to any Equity Security;

              (iv) merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, acquire securities of or otherwise acquire any Person;

              (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets, properties, rights or claims, whether tangible or intangible, except in the ordinary course of business consistent with prior practice;

              (vi) authorize for issuance, issue, sell or deliver any of its own Equity Securities;

              (vii) split, combine or reclassify any class of Equity Security or redeem or otherwise acquire, directly or indirectly, any of its Equity Securities;

              (viii) incur any additional indebtedness above that shown on the Company Statement, or any other liability, guaranty or obligation (fixed or contingent) other than in the ordinary course of business consistent with prior practice;

              (ix) place or permit to be placed any Lien on any of its assets or properties, other than statutory Liens arising in the ordinary course of business;

              (x) make or authorize any amendments or changes to its Charter or By-Laws, or make or authorize any change to its existing capitalization;

              (xi) make investments in excess of $50,000 in the aggregate in property, plant and equipment and other items of capital expenditure;

              (xii) accelerate receivables or delay or postpone payment of any accounts payable or other liability, except in the ordinary course of business consistent with prior practice;

              (xiii)  abandon any part of its business;

              (xiv) make any payment, distribution or advance of cash, securities or other property to any of the Stockholders or any related parties, except pursuant to currently existing compensation arrangements or historic practices of the Company (including the repayment of Stockholder Advances prior to the Closing);

              (xv) make any change in financial or Tax accounting principles or methods from those employed as of the date of the audited Financial Statements, except as required by GAAP or by applicable law or regulatory requirements; or

              (xvi) make any material Tax election, file any amended return or settle or compromise any material federal, state or local Tax liability.

          (b) Access. The Company and each of its Subsidiaries shall, upon reasonable notice, give Parent and Merger Sub and its representatives full and free access to all properties, assets, books, contracts, commitments and records of the Company and each of its Subsidiaries during reasonable business hours and shall promptly furnish Parent and Merger Sub with all financial and operating data and other information as to the history, ownership, Affiliates, business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company and each of its Subsidiaries as Parent and Merger Sub may from time to time reasonably request, provided that such access shall be subject to the Company's need to avoid disruption of its business and operations. Parent and Merger Sub shall promptly restore any physical damages caused by its access to the Company's store properties, inventory or equipment.

          (c) Satisfaction of Conditions. The Company agrees to use its reasonable commercial good faith efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.1 herein on or prior to the Closing Date.

     5.2 Covenants of the Company and Each Stockholder. Each of the Company and each Stockholder agrees with Merger Sub and Parent to keep, perform and fully discharge the following covenants and agreements:

          (a) No Solicitation, Confidentiality, Etc. The Stockholders and the Company agree that, prior to the termination of this Agreement pursuant to
Article VII hereof, neither the Company or any of the Stockholders will (i) solicit or negotiate with respect to any inquiries or proposals relating to (x) the possible direct or indirect acquisition of the Shares or any other Equity Security of the Company or of all or a portion of the assets or business of the Company, or (y) any merger, consolidation, joint venture or business combination with the Company, or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company with any Person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to Affiliates, officers, directors, employees and agents of the Company or any of the Stockholders) without the prior written approval of Parent or Merger Sub. The Company and the Stockholders shall advise such parties of the existence of this Agreement and shall refrain from entering into further discussions with such parties concerning the sale of the Company or any Subsidiary of the Company to the extent otherwise prohibited by this Section 5.2(a).

     5.3 Covenants of Each Stockholder. Each Stockholder, severally and not jointly, agrees with Merger Sub and Parent to keep, perform and fully discharge the following covenants and agreements:

          (a) Accuracy of Representations and Warranties. Without the prior written consent of Parent or Merger Sub, no Stockholder will take any action from the date hereof to the Closing Date, whether as an officer, director or stockholder of the Company or otherwise, that would cause any representation or warranty of the Company or any Stockholder contained in this Agreement to become untrue or cause the breach of any agreement hereof or covenant contained herein. Each of the Company and the Stockholders will promptly bring to the attention of Parent or Merger Sub any facts which come to his or her attention that the Company or such Stockholder knows could reasonably be expected to cause any of the representations and warranties of the Company or any of the Stockholders to be untrue or materially misleading in any respect.

          (b) Satisfaction of Conditions. The Stockholders agree to use their reasonable commercial good faith efforts to cause the Company to comply with Sections 5.1 and 5.2 above and to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.1 below on or prior to the Closing Date.

          (c) Disclosure Supplements. From time to time prior to the Closing, the Company and the Stockholders will supplement or amend the Schedule(s) hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to complete or correct any information in any such Schedule or in any representation or warranty of the Company and the Stockholders which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Section
6.1 hereof, no such supplement or amendment shall be given effect.

     5.4 Covenants of Merger Sub and Parent. Merger Sub and Parent each hereby agrees with the Company and the Stockholders to keep, perform and fully discharge the following covenants and agreements:

          (a) Confidentiality. Each of Parent and Merger Sub agree to hold, and to cause its officers, directors, employees, consultants, advisors, agents and stockholders to hold, all information heretofore or hereafter obtained from the Company or its advisors in strict confidence and to use the information so obtained only for the purpose of evaluating and consummating the purchase of the Company; provided however, that (a) Parent or Merger Sub shall also be entitled to share such information with any Person with whom it is discussing the possibility of providing funds to finance the transactions contemplated hereby or their respective officers, employees, accountants, attorneys or advisors, and
(b) the parties hereto acknowledge that the employees of the Company have been generally informed of the purchase of the

Company by the Parent or Merger Sub. Parent or Merger Sub shall promptly return all such information to the Company if the Closing is not consummated as contemplated hereby.

          (b) Satisfaction of Conditions. Parent agrees to use its reasonable commercial good faith efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.2 herein on or prior to the Closing Date.

          (c) WARN Act. The parties hereto agree that for purposes of the United States Worker Adjustment and Restraining Notification Act, as amended (the "WARN Act") and any similar state statute, the Closing Date shall be the "effective date" as such term is used in the WARN Act. Parent and Merger Sub each acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. Parent and Merger Sub each agrees that after the Closing Date Merger Sub shall be responsible for any notification required under the WARN Act or any similar state statute with respect to the Company.

                                  ARTICLE VI

                              CLOSING CONDITIONS

     6.1 Conditions to Obligations of Merger Sub and Parent. The obligations of Merger Sub and Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations, Warranties and Covenants; No Default. Each of the representations and warranties of the Company and each of the Stockholders contained in this Agreement shall remain true and correct at the Closing Date as fully as if made on the Closing Date; the Company and each of the Stockholders shall have performed, on or before the Closing Date, all of its, his or her respective obligations under this Agreement and the other Merger Documents which by the terms thereof are to be performed on or before the Closing Date; and there shall not exist any Default or Event of Default under this Agreement at the Closing Date. The Company and each of the Stockholders shall have delivered to Merger Sub an Officer's Certificate dated the Closing Date of the Company and a certificate from each Stockholder in his or her individual capacity to the foregoing effect;

          (b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, in the reasonable judgment of Parent or Merger Sub is likely to adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the Merger) or result in a Material Adverse Effect;

          (c) Merger Permitted by Applicable Laws; Legal Investment. The
Merger (a) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (b) shall not subject Merger Sub or Parent to any penalty, Tax, liability or, in Parent or Merger Sub's reasonable judgment, any other onerous condition under or pursuant to any applicable law, statute, ordinance, regulation or rule, (c) shall not constitute a fraudulent or voidable conveyance under any applicable law and (d) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which Merger Sub or Parent is subject;

          (d) Proceedings Satisfactory. All proceedings taken in connection with the Merger, the transactions contemplated by the Financing, all of the other Merger Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Parent or Merger Sub. Parent or Merger Sub and their counsel shall have received copies of such documents and papers as Merger Sub or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to Merger Sub. Any Merger Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement shall be reasonably satisfactory in form and substance to Parent and Merger Sub;

          (e) Consents; Permits. The Company shall have received (and there shall be in full force and effect) all material consents, approvals, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which the Company is a party or to which it is subject, in connection with the Merger and the other transactions contemplated by this Agreement. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated hereby shall have expired or been terminated;

          (f) Corporate Documents. The Company shall have delivered to Merger
Sub:

              (i) an Officer's Certificate of the [Secretary] [Clerk] of the Company certifying (x) the incumbency and genuineness of signatures of all officers of the Company executing this Agreement, any document delivered by the Company at the Closing and any other document, instrument or agreement executed in connection herewith, (y) the correctness, completeness and continuing effect of resolutions of the Company authorizing the entry by the Company into this Agreement and the transactions contemplated hereby and (z) the correctness, completeness and continuing effect of the By-Laws of the Company;

              (ii)    the minute books and stock record books of the Company;

              (iii) the Charter of the Company certified as of a recent date by the Secretary of State of the State of Jersey; and

              (iv) certificates of corporate and tax good standing and legal existence of the Company as of a recent date from the Secretary of State of the State of New Jersey.

          (g) Appraisal Rights. The holders of 100% of the issued and outstanding shares of Common Stock shall have voted in favor of the approval of the Merger and the transactions contemplated hereby and no holders of shares of Common Stock shall have demanded appraisal rights in respect of the Merger;

          (h) Certificate of Merger. The Company shall have executed and delivered to the Merger Sub and Parent counterparts of the Certificate of Merger to be filed with the Secretary of State of the State of New Jersey in connection with the Merger;

          (i) Due Diligence. The Merger Sub and Parent shall have completed its business, accounting and legal due diligence investigations with respect to the Company's business (including, without limitation, review of financial statements, accountant's work papers, tax returns and related work papers), assets, liabilities, inventory, methods of accounting, information systems and other business records; investigation of the Company's customers and suppliers, and inspection of the Company's facilities; examination of the corporate records, material contracts, leases, employee benefit plans (including bonus/severance plans or policies), agreements respecting stock, labor and collective bargaining agreements and similar documents or matters; title and lien searches; and completion of a "phase 1" environmental study of the Company's supermarket properties showing no material environmental exposure or risk. The results of all such due diligence shall be reasonably satisfactory to the Parent;

          (j) Escrow Agreements. The Parent, the Merger Sub, the Stockholders' Agent, the Stockholders and the Person acting as escrow agent shall have executed and delivered the First Escrow Agreement, the Second Escrow Agreement and the Real Estate Escrow Agreement.

          (k) Non-Competition Agreements. Each of the Stockholders except Jeanne Brown shall have executed and delivered to the Parent and Merger Sub non-competition and non-disclosure agreements in substantially the form of Exhibit D attached hereto (the "Non-Competition Agreements");

          (l) Consulting Agreements. Each of Laurence R. Laurenti, Jr. and
Brian R. Laurenti shall have entered into a consulting agreement with Merger Sub in substantially the form attached hereto as Exhibit E (the "Consulting Agreements");

          (m) Solvency Certificate. The Merger Sub shall have received a solvency certificate addressed to it in satisfactory form and content from the Chief Financial Officer of the Company regarding the financial condition of the Company after giving effect to the transactions contemplated hereby;

          (n) Financing. The Parent and the Merger Sub shall have entered into and received the proceeds of definitive financing arrangements in an amount sufficient to pay the cash portion of the Merger Consideration;

          (o) Lease Agreement. A Lease Agreement between Laurenti Holdings L.L.C. ("Holdings"), and the Merger Sub shall have been executed, on mutually satisfactory terms, governing the leasing by Holdings to the Company of the Company's Pennington Store (it being understood that Holdings will retain the fee ownership of the land and building(s) at the aforesaid Pennington location). In connection with the transfer of all leases to the Merger Sub and the other real estate transactions hereunder, a portion of the Merger Consideration will be set aside in a cash escrow account for the purpose of covering possible losses relating to such transactions;

          (p) Severance of Liquor Store. The parties shall have entered into documentation providing for the interim operation of the liquor store adjacent to the Company's Pennington Store location and the ultimate severing of such liquor business to Big "L", Inc. or Laurenti Holdings or its Affiliate as soon as practical, all upon terms mutually satisfactory to the Merger Sub and the Stockholders' Agent;

          (q) Real Estate Indemnities. The parties shall have entered into the Indemnity Agreement and any related documents assuring indemnification by the Stockholders for the benefit of BVNJ and Parent as to certain environmental and landlord/tenant matters and as to the liquor business referenced in clause (p) above, all upon terms mutually satisfactory to the Merger Sub and the Stockholders' Agent.

           (r) Obligations. All contractual or other obligations, including notice and disclosure requirements, existing between the Company, the Parent and Wakefern Food Corp., a New Jersey corporation of which both the Company and the Parent are members, shall have been satisfied;

           (s) Titling of Equipment, etc. Each Stockholder shall have caused to be transferred to the Company good and marketable title to all equipment and tangible personal property (excluding fixtures) which are currently owned by any of the Stockholders or any affiliate thereof and which are used or useful in the Company's business;

           (t) Opinion of Counsel. Parent and Merger Sub shall have received a favorable opinion, dated the Closing Date and satisfactory in form to Parent, Merger Sub and its special counsel Hutchins, Wheeler & Dittmar, A Professional Corporation, of Reed Smith Shaw

& McClay, LLP, counsel to the Company and the Stockholders substantially in the form set forth on Exhibit F attached hereto.

     6.2 Conditions to Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement shall remain true and correct at the Closing Date, and Parent and Merger Sub shall, on or before the Closing Date, have performed all of their respective obligations under this Agreement and the other Merger Documents which by the terms thereof are to be performed by it on or before the Closing Date; and Parent and Merger Sub shall have delivered an Officer's Certificate to the Stockholders dated the Closing Date to such effect.

          (b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, was not known by the Company or any Stockholder on the date hereof and which, in the reasonable judgment of the Company or Stockholders, is likely to adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Shares) or result in a Material Adverse Effect.

          (c) Corporate Documents. Parent shall have delivered to the
Stockholders:

              (i) an Officer's Certificate of the Secretary of Parent certifying (x) the incumbency and genuineness of signatures of all officers of Parent executing this Agreement, any document delivered by Parent at the Closing and any other document, instrument or agreement executed in connection herewith,
(y) the correctness, completeness and continuing effect of resolutions of Parent authorizing the entry by Parent into this Agreement and the transactions contemplated hereby and (z) the correctness, completeness and continuing effect of the By-Laws of Parent;

              (ii) the Charter of Parent certified as of a recent date by the Secretary of State of the State of New York; and

              (iii) certificates of corporate good standing and legal existence of Parent as of a recent date from the Secretary of State of the State of New York.

          (d) Opinion of Counsel to Merger Sub and Parent. The Stockholders shall have received favorable opinions, each dated the Closing Date and satisfactory in form to the Stockholders, Hutchins, Wheeler & Dittmar, A Professional Corporation and Cole, Schotz, Meisel, Forman & Leonard, each as special counsel to Parent and Merger Sub, substantially in the respective forms set forth on Exhibit G-1 and G-2 hereto.

          (e) Execution and Delivery of Documents. The Parent and Merger Sub shall have executed and delivered all of the contractual documents listed in
Section 6.1 hereof as to which it is a named party.

          (f) Certificate of Merger. The Merger Sub shall have executed and delivered to the Company counterparts of the Certificate of Merger to be filed with the Secretary of State of the State of New Jersey in connection with the Merger.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time on or prior to the Closing Date:

          (a) Mutual Consent. By mutual written consent of Merger Sub and the Stockholders holding a majority of the Shares;

          (b) Court Order. By Merger Sub, the Company or the Stockholders holding a majority of the Shares if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) Failure to Close By November 15, 1999. By Merger Sub or the Stockholders holding a majority of the Shares if the transactions contemplated hereby shall not have been consummated on or before November 15, 1999, provided, however, that such right to terminate this Agreement shall not be available to any party whose intentional or willful failure to fulfill any obligation of this Agreement has been the cause of, or resulted in or contributed to, the failure of the transactions contemplated hereby to be consummated on or before such date;

          (d) Termination by Stockholders. By the Stockholders holding a majority of the Shares upon notice to Merger Sub at any time prior to the Closing Date if (i) a condition to the performance of the Stockholders set forth in Section 6.2 hereof shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a default under or a breach shall be made by Parent or Merger Sub with respect to their respective covenants and agreements hereunder, or (iii) any representation or warranty set forth in this Agreement or in any instrument delivered by Parent or Merger Sub pursuant hereto shall be materially false or misleading; or

          (e) Termination by Merger Sub. By Merger Sub by notice to the
Company and the Stockholders at any time prior to the Closing Date if (i) a condition to the performance of Parent and Merger Sub set forth in Section 6.1 hereof shall not be fulfilled at the time specified for the fulfillment thereof,
(ii) a default under or a breach of this Agreement shall be made by the Company or the Stockholders with respect to their respective covenants and agreements hereunder, or (iii) any representation set forth in this Agreement or in any instrument delivered by the Company or the Stockholders pursuant hereto shall be materially false or misleading.

     7.2 Effect of Termination and Right to Proceed. If this Agreement is terminated pursuant to this Article VII, then except as provided below, all further obligations of Merger Sub, the Company and the Stockholders under this Agreement shall terminate without further liability of Parent or Merger Sub or any Affiliate thereof to the Stockholders or the Company or of the Stockholders or the Company to Parent or Merger Sub or any Affiliate thereof, except, in the case of termination pursuant to Section 7.1(d) or Section 7.1(e), because of a material default or a material breach resulting from the fault of the other party, the aggrieved party or parties may pursue whatever rights and remedies they may have at law or in equity by reason of such breach, including the right to specifically enforce this Agreement and recover from the defaulting party damages for breach of this Agreement, including, without limitation, the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby. In addition, anything in this Agreement to the contrary notwithstanding, if any of conditions to obligations specified in Sections 5.1, 5.2 or 5.3 hereof have not been satisfied, Parent and Merger Sub, in addition to any other rights which it may have, shall have the right to waive their respective rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby and, if any of the conditions to the obligations of the Stockholders specified in Section 5.4 hereof have not been satisfied, the Stockholders holding a majority of the Shares may elect, in addition to any other rights which may be available to them, to waive their rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby.

                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1 Survival of Representations and Warranties. The parties hereto agree that each and every representation and warranty set forth in this Agreement (including the Officer's Certificates required by Sections 6.1(a) and 6.2(a) above), which in each case shall be deemed to apply to the facts and circumstances in existence on and as of the Closing Date shall continue until the third anniversary of the Closing Date, except with respect to (a) the representations and warranties set forth in Sections 3.2, 3.3, 3.9, 3.18, 3.19, 3.25, 4.2 and 4.3, which shall survive the

Closing without limitation; and (b) the representations and warranties set forth in Section 3.17, which shall survive the Closing until the first to occur of (x) the expiration of the statute of limitations (after giving effect to any mutual agreement extending the statute or anything tolling the statute) applicable to the Tax in respect of which indemnification is being sought without the assertion of a deficiency in respect thereof by the applicable governmental entity, or (y) the completion of the final audit and determination by the applicable governmental entity with respect to such Tax and final disposition of any deficiency resulting therefrom. From and after the applicable period of survival with respect to such respective representations and warranties of the Stockholders and Parent or Merger Sub, as the case may be, none of the Stockholders or Parent or any Affiliate of the Stockholders, Merger Sub or Parent shall have any right of action whatsoever with respect to any such representation or warranty, except for breaches as to which any party shall have notified the other party prior to such date, and except for claims for fraud or intentional misrepresentation. This Section 8.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     8.2 Indemnification by Stockholders. Each Stockholder hereby agrees, jointly and severally, to indemnify, defend and hold each of the Parent and the Merger Sub and their officers, directors, employees, owners, agents and Affiliates, harmless from and in respect of any and all losses, damages, costs and expenses of any kind and nature whatsoever (including, without limitation, interest and penalties, reasonable expenses of investigation and court costs, reasonable attorneys' fees and disbursements and the reasonable fees and disbursements of other professionals) which may be sustained or suffered by any of them (collectively, "Losses"), arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty or the breach of or failure to perform any warranty, covenant, undertaking or other agreement of the Company or any Stockholder contained in this Agreement or any other Merger Document; (ii) fraud or intentional misrepresentation on the part of the Company or any Stockholder; (iii) any Taxes required to be paid, indemnified or reimbursed by the Company or the Stockholders pursuant to Section 10.11; (iv) any and all Claims by any Person subsequent to the date hereof relating to the single share described in Schedule 3.3; (v) the failure by the Company to obtain a favorable determination letter from the Internal Revenue Service for its ShopRite of Pennington, Inc. Savings and Investment Plan ("401k Plan); (vi) any event or circumstance which is specified as entitling Parent or Merger Sub to indemnification under the Indemnity Agreement and is not otherwise paid thereunder (subject, however, to all applicable limits on maximum liability set forth in such Indemnity Agreement; and/or (vii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing.

     In furtherance of the rights described in this Section 8.2, the Parent and the Merger Sub shall have the right to be reimbursed from the Escrow Accounts established pursuant to Section 2.10 hereof and the Escrow Agreements.

     8.3 Indemnification by Parent and Merger Sub. Each of Parent and Merger Sub hereby agree to indemnify, defend and hold each Stockholder, its officers, directors, employees, owners, agents and Affiliates, harmless from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty or the breach of or failure to perform any warranty, covenant, undertaking or other agreement of Parent and the Merger Sub contained in this Agreement or any other Merger Document; (ii) fraud or intentional misrepresentation on the part of the Parent or the Merger Sub; and/or (iii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing.

     8.4 Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.2 or 8.3, the parties seeking indemnification shall promptly notify the other parties obligated to provide indemnification (collectively, the "Indemnifying Party"). If such event involves any Claim, or the commencement of any Claim, by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such Claim or the commencement thereof, provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action, suit or proceeding shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it desires to do so, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any attorneys' fees or any other expenses, in each case subsequently incurred by such party, in connection with the defense of such action, suit or proceeding (unless the interests of such Indemnifying Party and the interests of the party seeking indemnification cannot adequately be represented by a single counsel, in which event such counsel fees and expenses incurred by the party seeking indemnification shall be included as a Loss). The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action, suit or proceeding. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such action, suit or proceeding. In no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior consent, which shall not be unreasonably withheld. If, however, the party seeking indemnification refuses its consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept (which must include the unconditional release of the parties seeking indemnification from all liability with respect to the Claim at issue), the party seeking indemnification may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the party seeking indemnification. In such event, the obligation of the Indemnifying Party to the party seeking indemnification shall be equal to the lesser of (i) the amount of the offer or settlement which the party seeking indemnification refused to accept plus the costs and expenses of such party prior to the date the Indemnifying Party notifies the party seeking indemnification of the offer of settlement and (ii) the actual out-of-pocket amount the party seeking indemnification is obligated to pay as a result of such party's continuing to pursue such matter.

     8.5 Contribution. If the indemnification provided for in Section 8.2 or 8.3, as the case may be, of this Agreement is unavailable to a party seeking indemnification in respect to any Losses, then the Indemnifying Party, in lieu of indemnifying such party seeking indemnification, shall have an obligation to contribute, and shall contribute, to the amount paid or payable by such party seeking indemnification as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the party seeking indemnification, on the other hand, in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the parties seeking indemnification shall be determined by reference to, among other things, whether any action in question, including any breach or inaccuracy of any representation or warranty, relates to information supplied by the Indemnifying Party or the parties seeking indemnification and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     8.6 Right of Set-Off. If a claim for indemnification is made by Parent or Merger Sub as the party seeking indemnification under this Article VIII, Parent may, at its option by written notice to the Stockholders' Agent (and without limiting any other rights it may have at law or in equity), withhold the amount of such claimed indemnity by Parent or Merger Sub from the amount of any payments otherwise due under the Merger Note. Upon final determination of such claim, Parent may reduce, for its own account, the principal of the Merger Note or any interest payments or payment of principal thereunder, at Parent's election, by the amount to which it is entitled hereunder provided that, in the event of a determination of such claim in favor of Stockholders, all amounts (if any) of overdue principal and/or overdue interest thereon which have been withheld by Parent shall be promptly paid in full to the holder(s) of the Merger Note.

     8.7 Unconditionality of Stockholders' Liability. Each Stockholder hereby waives any rights he or she may claim at law or in equity to seek damages, reimbursement, indemnification, contribution or other similar rights or relief from the Company in respect of any breach of the representations, warranties and covenants hereunder.

     8.8 Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of any other party (hereinafter referred to as an "Indemnitee") pursuant to this Article VIII shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) to take account of any Tax benefit realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment." If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or realize any Tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall pay to the Indemnifying Party the amount of such insurance proceeds or Tax benefit or, if lesser, the amount of the Indemnity Payment.

                                  ARTICLE IX

                    POST-CLOSING AGREEMENTS OF THE PARTIES

     9.1 Pennington Land. The parties acknowledge that one or more of the Stockholders, or Affiliates of the same, are currently attempting to acquire a parcel of land adjoining or abutting the Company's store location in Pennington, New Jersey in order to permit future expansion of such store. The parties further acknowledge that the availability of such adjoining land or abutting parcel or rights thereto (the "Additional Pennington Land") sufficient to permit future expansion is an important component of the Parent's decision to acquire all of the stock of the Company. Accordingly, the Stockholders agree to continue to diligently pursue the ultimate acquisition of the Additional Pennington Land, or rights therein, sufficient to permit the expansion of the Pennington store and thereafter undertake, as soon as feasible (and subject to applicable governmental approvals and the availability of utilities), such expansion for the benefit of the Company.

     9.2 Consultation Regarding Parent's Plans for Current Employees. The parties hereto acknowledge and agree that, following the Closing, the Parent shall be entitled to all of its management prerogatives as the owner of the Company with respect to the continuation or termination of any individual's employment, or any employment, compensation or bonus plan or policy (subject to the Company's legal obligations regarding any such employment, plan or policy, including any legal requirement to the effect that any such employment, plan or policy must be continued as a matter of contract or applicable law). The parties further acknowledge that the Parent will undertake, following the Closing, a plan of staff reductions to eliminate redundant officer, supervisor and administrative staff positions and related overhead expenses. However, in order to facilitate the Company's disclosures to its employees regarding the transactions contemplated by this Agreement, the Parent agrees (i) to maintain until December 31, 1999 the Company's existing bonus plan for those employees who currently are included and remain eligible to participate therein, and to pay year-end bonuses to such employees based on all accruals under such existing bonus plan for calendar year 1999, and (ii) not to terminate without cause the employment of any Company employee prior to December 31, 1999.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Fees and Expenses. Each of the parties hereto will pay and discharge its own expenses and fees in connection of with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

     10.2 Publicity and Disclosures. Prior to the Closing, no press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of the Company and Parent.

     10.3 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight courier or by telecopy (receipt confirmed) to:

if to Parent                      Big V Supermarkets, Inc.
or the Merger Sub:                176 North Main Street
                                  Florida, NY  10921
                                  Attention:  James A. Toopes, Jr.
                                  Chief Financial Officer
                                  Facsimile Transmission Number: (914) 651-7048

with a copy to:                   Hutchins, Wheeler & Dittmar
                                  101 Federal Street
                                  Boston, MA  02110
                                  Attention:  David T. Dinwoodey
                                  Facsimile Transmission Number: (617) 951-1295

if to any Stockholder or to       Laurence R. Laurenti, Jr.
Stockholders' Agent:              6 Whitwood Drive
                                  Trenton, NJ  08628
                                  Facsimile Transmission Number: (609) 298-0735

with a copy to:                   Reed Smith Shaw and McClay, LLP
                                  Princeton Forrestal Village
                                  136 Main Street
                                  P.O. Box 7839
                                  Princeton, NJ  08543-7839
                                  Attention:  Steven J. Picco
                                  Facsimile Transmission Number: (609) 951-0824
if to the Company:                ShopRite of Pennington, Inc.
                                  6 Whitwood Drive
                                  Trenton, NJ  08628
                                  Attention:  Laurence R. Laurenti, Jr.
                                  Facsimile Transmission Number: (609) 298-0735

with a copy to:                   Reed Smith Shaw and McClay, LLP
                                  Princeton Forrestal Village
                                  136 Main Street
                                  P.O. Box 7839
                                  Princeton, NJ  08543-7839
                                  Attention:  Steven J. Picco
                                  Facsimile Transmission Number: (609) 951-0824

     All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent (i) two (2) business days following the date on which mailed, (ii) one (1) business day following the date on which received by an overnight courier, or (iii) on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid. All such notices, requests, demands, consents and communications shall be deemed to have been duly given only when such notice, request, demand, consent or communication is delivered or, if sent by telecopier, when received.

     10.4 Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed, except that none of the Stockholders or the Company may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of Parent.

     10.5 Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     10.6 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     10.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable.

     10.8 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement or the other Merger Documents, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     10.9 Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     10.10 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement or any other Merger Document.

     10.11 Tax Matters.

           (a) (i)    Stockholders will cause to be timely filed on behalf of
the Company all federal, state and local Tax Returns for any period which ends on or prior to the Closing Date and which are required to be filed to reflect the operations of the Company. The Stockholders will also cause to be prepared and filed federal, state, and local income Tax Returns for the Company for the period commencing on January 1, 1999 and ending on the day of Closing. Such final short S corporation Tax Returns shall reflect, among other required items,
(i) taxable income of the Company (including separately stated items) arising from the Merger, the Deemed Asset Sale, and all transactions contemplated hereby or under any other Merger Document and (ii) other taxable income of the Company, including separately stated items. Copies of all such returns shall be submitted to Parent for review and its timely consent (which shall not be unreasonably withheld) at least thirty (30) days prior to filing such returns. Parent shall be entitled to reasonably participate in the preparation of such returns. All such returns will be prepared and filed using Tax accounting methods, elections and principles which are substantially consistent with those used in the returns of Taxes for the Company for preceding Tax periods unless Parent otherwise consents (which consent shall not be unreasonably withheld). No positions shall be taken on any such Tax Return that would have a material adverse effect on the Company, Merger Sub or Parent for Tax periods ending after the Closing Date without the consent of the Parent. Any item of income, deduction or credit to be included in any such Tax Return shall be based on the permanent records (including work papers) of the Company.

               (ii) Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company or Merger Sub for Tax periods which begin before the Closing Date and end after the Closing Date. Copies of all such Tax Returns shall be submitted to Stockholders' Agent for review at least thirty (30) days prior to filing such Tax Return. Stockholders' Agent shall be entitled to reasonably participate in the preparation of such Tax Returns. All Tax Returns will be prepared and filed using Tax accounting methods, elections and principles which are substantially consistent with those used in the Tax Returns for the Company for preceding Tax periods unless Stockholders' Agent otherwise consents (which consent shall not be unreasonably withheld). Any item of income, deduction or credit to be included in any such Tax Returns shall be based upon the permanent records (including work papers) of the Company. Stockholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. For purposes of this Section 10.11(a)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All Taxes attributable to the transactions contemplated hereby shall be paid by Stockholders.

           (b) All refunds of Taxes attributable to the Company or Merger Sub for any or all years or periods after the Closing shall belong to and be retained by Merger Sub and any such refunds attributable to prior periods shall be paid over to Stockholders

           (c) Parent will give notice to Stockholders' Agent of any Tax Claim relating to any Tax year or period ending on or prior to the Closing Date or that includes the Closing Date, and shall keep Stockholders' Agent informed of the progress of, and the issues involved in, the same, in each case which may be the subject of indemnification by Stockholders pursuant to this Agreement. Parent shall be entitled to control the defense and resolution of any such audits and proceedings; provided, however, that Stockholders' Agent will be allowed, through a representative selected by him and at his own expense (and with appropriate access to books and records), to participate in and observe any such audits or proceedings to the extent such audits or proceedings covers any period of time in which the Stockholders were responsible for the operations of the Company. The parties hereto shall, and shall cause Merger Sub to, provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such parties' Tax Returns, or to respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any requirements relating to Taxes of the Company or Merger Sub. Sections 8.4, 8.5 and 8.8 shall not apply to any matters covered by this Section
10.11 with respect to indemnification for Taxes.

           (d) Parent, Merger Sub and Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.11(d) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Merger Sub and Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company or Merger Sub relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Stockholders, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Merger Sub or Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

           (e) Parent and Stockholders further agree, upon request, to use their reasonable commercial good faith efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

           (f) Stockholders shall pay all stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes resulting from, arising under or in connection with the Merger, the Deemed Asset Sale, or the transactions contemplated hereby or under any other Merger Document, the New York Cap Transfer Tax and any similar tax imposed in other states or subdivisions.

           (g) The obligations of the Stockholders set forth in the Agreement relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by Parent until thirty (30) days after the expiration of the applicable statute of limitations governing the Taxes to which such obligations relate (after giving effect to any agreement extending the statute of limitations or any tolling of such statute of limitations).

          [(h) Stockholders shall be responsible for and shall pay and shall indemnify and hold harmless the Company, Merger Sub and Parent for any Tax imposed on the Company or Merger Sub attributable to, arising under or resulting from the Merger, the Deemed Asset Sale, or any of the transactions contemplated hereby or under any other Merger Document, including, but not limited to, (i) any Tax imposed under Section 1374 or 1375 of the Code or corresponding foreign, state or local law, (ii) any federal, state, local or foreign Tax imposed on the Company's or Merger Sub's gain or income and (iii) any Taxes for periods after the Closing Date if measured by gain or income resulting from the Merger, the Deemed Asset Sale, or transactions contemplated hereby or under any other Merger Document, and Stockholders shall indemnify Parent, the Company and Merger Sub against any adverse consequences arising out of any failure to pay any such Taxes.]

          (i)  The Merger Consideration shall be allocated as follows:

               (i) The Merger Consideration (plus Assumed Liabilities and plus or minus any adjustments pursuant to Section 2.9, each to the extent properly taken into account under Section 1060 of the Code) shall be allocated in accordance with the Allocation.

               (ii) Once the parties have agreed to the Allocation pursuant to Section 2.14, Stockholders and Parent each agree (A) to be bound by the Allocation, (B) to act in accordance with the Allocation in the preparation of financial statements and filing of all Tax returns (including, without limitation filing Form 8594 with its federal income Tax return for the Tax year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (C) to take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax or accounting purposes.

               (iii) Not later than 30 days prior to the filing of their respective Forms 8594 relating to the Merger, the Deemed Asset Sale, and the transactions contemplated hereby, each party shall deliver to the other party a copy of its Form 8594.

               (iv) To the extent permitted by applicable law, the Stockholders shall include on their individual returns any income, gain, loss, deduction or other Tax items on the final short S corporation Tax Return in a manner consistent with the Schedules K-1 furnished by the Company to the Stockholders in connection with such final short S corporation Tax Return, including any income, gain, loss deduction or other tax item of the Company resulting from the Merger, the Deemed Asset Sale, and all of the transactions contemplated hereby or under any other Merger Document.

          (j) The Company and Stockholders will not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code and corresponding state statute. The Company and Stockholders will not take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and corresponding state statute. Stockholders shall indemnify Parent, the Company and Merger Sub for all Taxes and against any adverse consequences arising out of any failure to comply with this Section 10.11(j) or for breach of warranties and representations contained in Section 3.17(g).

          (k) All indemnification payments under this Agreement shall be deemed an adjustment of the Merger Consideration.

          (l) Stockholders shall be responsible for and shall pay and shall indemnify and hold harmless the Company, Merger Sub (other than with respect to pre-Merger activities of Merger Sub) and Parent for (i) all Taxes and Losses resulting from any breach of warranties and representations contained in Section
3.17 and (ii) for all Taxes and related Losses of the Company and Merger Sub due for periods ending on or before the Closing Date, and Stockholders shall indemnify Parent, the Company, and Merger Sub against any adverse consequences arising out of any failure to pay any such Taxes.

          (m) Stockholders shall be responsible for and shall pay and shall indemnify and hold harmless the Company, Merger Sub and Parent for all Taxes that may result with respect to the Company's disposition of the Company's Pennington Store to Holdings described in Section 6.1(o); the Company's severance from its business the operation of the liquor store as described in
Section 6.1(p); and the disposition of the real property commonly known as the Bert Avenue Property consisting of, inter alia, six garages, as described in
Section 2.3 and Stockholders shall indemnify Parent, the Company, and Merger Sub against any adverse consequences arising out of any failure to pay any such Taxes.

          (n) The parties agree and intend that for Tax purposes the Merger shall constitute a fully taxable sale of assets of the Company to the Merger Sub for the Merger Consideration plus the assumption of the Company's liabilities by the Merger Sub followed by a complete liquidation of the Company immediately thereafter (the "Deemed Asset Sale"). The parties shall not take a position or take any action on any Tax Return or before any taxing authority or otherwise that is inconsistent with this Section 10.11.

     10.12 Waivers and Consents; Amendments. No consents required hereunder, or waiver of any provision hereof, shall be effective unless signed by the party which is to be bound by such consent or waiver. No amendment or modification of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the Company, the Parent and the Stockholders' Agent.

     10.13 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

     10.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB, THE COMPANY AND
THE STOCKHOLDERS HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER MERGER DOCUMENT OR THE SHARES OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE COMPANY, THE STOCKHOLDERS AND PARENT ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY, THE STOCKHOLDERS AND PARENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED BY A WRITTEN INSTRUMENT EXECUTED BY THE PARTIES HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

     10.15 Governing Law. This agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof). Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this agreement may be commenced and maintained in any court of competent jurisdiction located in the State of New Jersey, and that any United States District Court for the State of New Jersey shall have non-exclusive jurisdiction over any such action, suit or proceeding brought by any of the parties hereto. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in section 9.3 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this agreement or the transactions contemplated hereby or the enforcement of any rights under this agreement.

     10.16 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in said Schedules or Exhibits. This Agreement supersedes, in their entirety, all of the terms and provisions of that certain letter of intent, dated September 8, 1999, among Parent, Stockholders and the Company relating to the transactions hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, Parent and the Stockholders holding a majority of the Shares.

                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.

ATTEST:                             COMPANY:

                                    SHOP-RITE OF PENNINGTON, INC.


                                    By: /s/ Laurence R. Laurenti, Jr.
______________________________          ----------------------------------------
                                    Laurence R. Laurenti, Jr., President


                                    By: /s/ Brian R. Laurenti
                                        ----------------------------------------
                                    Brian R. Laurenti, Vice President

                                    MERGER SUB:

                                    BVNJ PARTNERSHIP, L.P.,
                                    a New Jersey limited partnership

                                    By: Big V Supermarkets, Inc.
                                    General Partner


                                    By: /s/ James A. Toopes, Jr.
                                        ----------------------------------------

ATTEST:                             PARENT:

                                    BIG V SUPERMARKETS, INC.


______________________________      By: /s/ James A. Toopes, Jr.
                                        ----------------------------------------
                                        Title:  Vice Chairma

WITNESS:                            STOCKHOLDERS:


______________________________      /s/ Laurence R. Laurenti, Jr.
                                    --------------------------------------------
                                    Laurence R. Laurenti, Jr.
                                    Shareholder, Shop-Rite of Pennington, Inc.


                                     - S1 -

______________________________     /s/ Brian R. Laurenti
                                   --------------------------------------------
                                   Brian R. Laurenti
                                   Shareholder, Shop-Rite of Pennington, Inc.


______________________________     /s/ Jeanne Brown by Laurence R. Laurenti, Jr.
                                   --------------------------------------------
                                   Jeanne Brown
                                   Shareholder, Shop-Rite of Pennington, Inc.


                                   Florence V. Laurenti, Grantor Retained
                                   Interest Trust
                                   Shareholder, Shop-Rite of Pennington, Inc.


                                       By: /s/ Laurence R. Laurenti, Jr.
                                           ------------------------------------
                                           Laurence R. Laurenti, Jr., Trustee


                                       By: /s/ Brian R. Laurenti
                                           ------------------------------------
                                           Brian R. Laurenti, Trustee

     For due and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the undersigned hereby Consents as to Section 8.16 hereunder.

                                   Laurenti Marital Trust


                                       By: /s/ Laurence R. Laurenti, Jr.
                                           ------------------------------------
                                           Laurence R. Laurenti, Jr., Trustee


                                       By: /s/ Brian R. Laurenti
                                           ------------------------------------
                                           Brian R. Laurenti, Trustee


                                     - S2 -

                                   EXHIBIT A

On the date of this agreement, the number of shares of ShopRite of Pennington, Inc. issued and outstanding and owned beneficially and of record are as follows:

968 total shares issued and outstanding (of total of 1,000 authorized shares)

Stockholder: Laurence R. Laurenti, Jr.
Address: 6 Whitwood Drive, West Trenton, New Jersey 08628
Shares: 260 Shares
Percentage of Voting Interest: 26.86 Percent

Stockholder: Brian R. Laurenti
Address: 6 Francis Court, Robbinsville, New Jersey 08691
Shares: 260 Shares
Percentage of Voting Interest: 26.86 Percent

Stockholder: Jeanne M. Brown
Address: 308 Central Avenue, Mountain View, California 94043
Shares: 144 Shares
Percentage of Voting Interest: 14.88 Percent

Stockholder: Florence V. Laurenti Grantor Retained Interest Trust
Address: 1436 Liberty Street, Trenton, New Jersey 08629
Shares: 304 Shares
Percentage of Voting Interest: 31.40 Percent

NOTE: Records indicate that in 1963, one (1) share of the Company's stock was given by Laurence R. Laurenti, Sr. to Gina Laurenti, his mother. No written record exists documenting the transfer of this share back to Laurence R. Laurenti, Sr. However, every written record dated 1965 or after, whether in the Company's minute books, the Company's share certificates or the merger documents on file with the Secretary of State of New Jersey, indicates that Laurence R. Laurenti, Sr. came to own this one (1) share that had been at one time owned by Gina Laurenti. The Stockholders listed above and the Secretary of the Company all believe and hereby certify that collectively they represent 100% of the total issued and outstanding shares of the Company. This disclosure, however, does not relieve the Stockholders from liability resulting from losses arising from the matter set forth above.